Exhibit 10.2

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of September 28, 2012 (the “Effective Date”) by and between Ethical Oncology Science S.P.A., a company incorporated under the laws of Italy, with registered offices at Via Monte di Pietá, 1/A, 20121 Milan, Italy (“EOS”) on the first part, and Les Laboratoires Servier, a corporation organized and existing under the laws of France, having offices at 50 rue Carnot, 92284 Suresnes, France and Institut de Recherches Internationales Servier, a corporation organized and existing under the laws of France, having offices at 50 rue Carnot, 92184 Suresnes cedex, France (these two entities jointly referred to as “Servier”) on the second part. EOS and Servier are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Servier is a pharmaceutical company committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human medicine.

WHEREAS, pursuant to the Development and Commercialization Agreement entered into on October 24, 2008 between EOS and Advenchen Laboratories, LLC, as amended on April 13, 2010 and July 30, 2012 (collectively the “Advenchen Agreement”), EOS has been granted an exclusive license to develop certain products incorporating a proprietary small molecule protein designated as E-3810.

WHEREAS, Servier and EOS desire to establish a collaboration for the continued development, regulatory approval and commercialization of products containing E-3810, with EOS retaining certain exclusive development and commercialization rights in the U.S. and in Japan, and Servier having exclusive development and commercialization rights in the rest of the world except for the People’s Republic of China, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “ADBK Actions” each of the actions specified on Schedule 7.4 (c) hereof.

1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity either by the ownership of at least fifty percent (50%) of the voting stock of such entity or the ability to otherwise control the management of the corporation.

1.3 “Alliance Manager” has the meaning set forth in Section 2.6.

1.4 “Bankruptcy Code” has the meaning set forth in Section 15.2.

1.5 “Best Knowledge” means, as applied to a Party, that the applicable Party’s senior management with operational responsibility for the Development or Commercialization of the Product is actually aware of a particular fact or other matter following reasonable inquiry of its management employees who have the primary responsibility for the applicable subject matter.

1.6 “Claims” has the meaning set forth in Section 13.1

1.7 “Clinical Supply Agreement” has the meaning set forth in Section 6.3.

1.8 “Clinical Trial” means any investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of the Product, and/or to identify any adverse reactions to the Product, and/or to study absorption, distribution, metabolism, and excretion of the Product with the object of ascertaining its safety and/or efficacy. The terms clinical trial and clinical study are synonymous.

1.9 “Clinical Trial Approval” means the Regulatory Approval required from the Regulatory Authority in any given country of the European Union to initiate a Clinical Trial in such country, pursuant to Directive 2001/20/EC or any enabling Laws.

1.10 “CMC Activities” means the Manufacturing and other activities necessary or useful for generating the CMC Information required for Regulatory Approval of the Product, including Manufacture of validation and/or clinical trial materials that are necessary or useful to obtain or maintain Regulatory Approval of a Product.

1.11 “CMC Costs” means all costs incurred by or on behalf of either Party that are reasonably and directly allocable to the conduct of the CMC Activities pursuant to the Manufacturing Plan, including (a) Manufacturing Costs related to Product used in non-clinical and clinical studies and (b) FTE Costs and reasonable out-of-pocket costs actually incurred by each Party. For clarity, equipment and facility depreciation and other allocations of fixed assets in use to support the Development of Products are considered reasonably allocable costs and not corporate overhead to the extent and for so long as such equipment, facility and fixed assets are directly used for the Development of the Products and set forth in the Manufacturing Plan.

1.12 “CMC Information” means Information related to the chemistry, manufacturing and controls of the Product, as specified by FDA or other applicable Regulatory Authority.

1.13 “Collaboration” has the meaning set forth in Section 2.1.

1.14 “Combination Product” has the meaning set forth in Section 1.67.

1.15 “Commercialize” means to promote, market, distribute, sell (and offer for sale or contract to sell), import, export, provide product support for a Product, and interacting with Regulatory Authorities regarding the foregoing, and includes post-approval commitments and pharmacovigilance and Phase IV studies. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.16 “Committee” means the JEC, JSC, JDC or any other committee established by the Parties pursuant to Section 2.1, as the case may be.

1.17 “Competing Product” means any pharmaceutical product containing a co-selective inhibitor of FGFR-1 and VEGFR kinase.

1.18 “Compound” means a pharmaceutical composition, in any dosage form or form of administration, that contains the small molecule protein tyrosine kinase inhibitor designated as E-3810, as described on Exhibit 1.18, and its pharmaceutically acceptable salts, esters, ethers, isomers, mixtures of isomers, complexes or derivatives.

1.19 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form. The terms of this Agreement shall be Confidential Information of each Party.

1.20 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the applicable Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense. For avoidance of doubt, all Information and intellectual property licensed to EOS under the Advenchen Agreement and related to the EOS Technology or the Product in the Territory shall be deemed Controlled by EOS.

1.21 “Cover”, “Covered” or “Covering” means, with respect to any Product and/or any Compound and a Valid Claim included in EOS Patents, that, in the absence of a license or sublicense under, or ownership of, such Valid Claim, the making, using, offering for sale, selling or importing of such Product and/or such Compound would infringe such Valid Claim as issued or following its issuance.

1.22 “Current Good Manufacturing Practice” or “cGMP” means the then-current standards for the manufacture of pharmaceutical products, pursuant to (a) EC Directive 2003/94 EC of October 8, 2003; (b) the EC Guide to Good Manufacturing Practice for Medicinal Intermediate Products; (c) the International Conference on Harmonization (ICH) ICH Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; and (d) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.

1.23 “Data Exclusivity” means, with respect to any country or other jurisdiction in the Licensed Territory, a market protection, granted by a Regulatory Authority in such country or other jurisdiction, during which Servier, its Affiliates or Sublicensees have the exclusive right to Commercialize the Product in such country or other jurisdiction through a regulatory exclusivity right.

1.24 “Develop” or “Development” means, with respect to a Product, all activities relating to preparing and conducting non-clinical studies and other analyses, clinical studies, and regulatory activities (e.g., preparation of regulatory applications), including test method development and stability testing, assay development, toxicology, formulation, quality assurance/quality control development, statistical analysis, process development, pharmacokinetic studies, Clinical Trials, regulatory affairs, drug safety surveillance activities prior to Regulatory Approval, and obtaining Regulatory Approvals.

1.25 “Development Budget” has the meaning set forth in Section 3.2(a).

1.26 “Development Costs” means all costs incurred by or on behalf of either Party after the Effective Date that are reasonably and directly allocable to the Development of Products pursuant to any Global Development Plan, Unsponsored Work, or Territory-Specific Work, as the context requires. Development Costs shall include but not be limited to CMC Costs, FTE Costs, out-of-pocket costs actually incurred by each Party, costs of any comparator drug (but not Product) used in clinical studies, ethics committees fees, investigators fees, investigators meetings costs, hospital fees and contract (including clinical) research organization’s fees. Development Costs shall include FTE Costs relating to regulatory activities involving preparation, submission of documents related to, and review of clinical trials with any Governmental Authority.

1.27 “Diligent Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the research, development and sale of Compound and/or Product by either Party, such efforts shall be substantially equivalent to those efforts and resources commonly used by such Party for pharmaceutical products owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the Regulatory Authority involved, the profitability of the Product including the amounts payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Diligent Efforts shall be determined on a market-by-market or country-by-country basis, and indication-by-indication basis, and it is anticipated that the level of efforts required shall be different for different markets and indications and shall change over time, reflecting changes in the status of the Product and markets involved.

1.28 “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.29 “EMA” means the European Medicines Agency or any successor entity.

1.30 “EOS Collaboration Patent(s)” means any Sole Invention Patent(s) owned by EOS or its Affiliates pursuant to Section 9.1.

1.31 “EOS Indemnitees” has the meaning set forth in Section 13.1.

1.32 “EOS Know-How” means all Information and materials that are Controlled by EOS or its Affiliates as of the Effective Date or during the Term and are necessary or useful for the Development, Manufacture or Commercialization of a Product, and including the Know-How identified on Exhibit 1.32 attached hereto.

1.33 “EOS Patents” means any Patent that is Controlled by EOS or its Affiliates as of the Effective Date or during the Term and is necessary or useful for the Development, Manufacture or Commercialization of a Product in the Licensed Territory. The EOS Patents existing as of the Effective Date are listed on Exhibit 1.33. EOS Patents include the EOS Collaboration Patents and EOS’ rights to any Joint Invention Patents.

1.34 “EOS Technology” means the EOS Patents and EOS Know-How.

1.35 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.36 “Euros” or “€” means the lawful currency of the Eurozone.

1.37 “Executive Officers” means the Chief Executive Officer of EOS and the Chief Executive Officer of Servier (or their respective designees).

1.38 “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.39 “Field” means (a) oncology (including the prevention, diagnosis, and treatment of tumors), (b) hemathological malignancies, myelodisplasia and myeloproliferative disorders and the prevention, diagnosis, and treatment of the same, and (c), if EOS obtains from Advenchen a license with respect to the Product in the Licensed Territory in any other human or animal therapeutic (including prevention and treatment) or diagnostic applications, all such applications, provided that if extending the Field to any additional application under subclause (c) requires that EOS shall make a payment to Advenchen and/or incur a cost or an obligation, then the Field shall not be extended to any such additional application unless Servier agrees to make such payment and/or pay such cost or discharge such obligation.

1.40 “First Commercial Sale” means, with respect to a Product in a particular country, the first commercial sale of such Product in such country after all necessary Regulatory Approvals have been obtained in such country. Sale of a Product by Servier to an Affiliate or a sublicensee shall not constitute a First Commercial Sale unless such Product is thereafter sold by such Affiliate or sublicensee to the end user of the Product; in addition, in no event shall any sales of Product solely for pre-marketing, testing, or sampling be deemed a First Commercial Sale.

1.41 “FTE” means a full time equivalent of work based on local Laws and practices devoted to or in support of the Development or Manufacture of the Product in accordance with the Global Development Plan or pursuant to this Agreement, that is carried out by one or more qualified scientific or technical employees or contract personnel of EOS or its Affiliates, or Servier or its Affiliates, as measured in accordance with the relevant Party’s normal time allocation practices. For the avoidance of doubt, employees who work fewer than such full time equivalent of work (whether via working a partial year or part-time) are included in an FTE, provided their hours are combined so as to complete one FTE. By way of example, but not limitation, if the full time equivalent of work based on local Laws and practices is one thousand eight hundred (1,800) hours, an employee working one thousand (1,000) hours in a given calendar year would be combined with an employee working eight hundred (800) hours in the same calendar year to form one FTE. Similarly, in such example, any employee can be allocated at a percentage of time equaling less than one hundred percent (100%) of their work calendar year, provided that FTEs are calculated in one thousand eight hundred (1,800) hour increments.

1.42 “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.43 “FTE Rate” means the rate set forth in Exhibit 1.43 per Calendar Year (pro-rated for the period beginning on the Effective Date and ending at the end of the first Calendar Year). The FTE Rate is “fully burdened” and will cover employee salaries and such facilities and equipment and other materials and services including ordinary laboratory and manufacturing consumables procured from distributors of relevant products as they may use.

1.44 “GAAP” means the international financial reporting standards (“IFRS”) as they exist from time to time, or any other generally accepted accounting principles applicable to a Party pursuant to applicable laws.

1.45 “Generic Product” means, on a country-by-country and Product-by-Product basis, any pharmaceutical product that (a) is sold by a Third Party that is not an Affiliate or permitted sublicensee of Servier under a Regulatory Approval granted by a Regulatory Authority to such Third Party, (b) contains the identical or substantially similar active ingredient(s) as an approved Product, and (c) is labeled, advertised, marketed, promoted or intended for use in the Field in such country for an indication that is also an indication for which the Product is labeled, advertised, marketed, promoted or intended for use in such country.

1.46 “Global Development Plan” has the meaning set forth in Section 3.2(a).

1.47 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.48 “Indemnified Party” has the meaning set forth in Section 13.3.

1.49 “Indemnifying Party” has the meaning set forth in Section 13.3.

1.50 “Indication” means a discrete clinically recognized form of a disease or any precursor condition thereof defined histologically or biologically. For the avoidance of doubt, the treatment and prevention of separate varieties of the same disease or precursor condition shall not be a separate Indication; the treatment or prevention of the same disease or medical condition in a different population shall not be a separate Indication (e.g., adult and pediatric); and, for purposes of this Agreement, different forms of breast cancer and of lung cancer respectively which, based on the EMA’s scientific opinion, will be treated as a different indication in the relevant Marketing Authorization shall be regarded as a separate Indication.

1.51 “Information” means all information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

1.52 “Joint Executive Committee” or “JEC” has the meaning set forth in Section 2.2(a).

1.53 “Joint Inventions” has the meaning set forth in Section 9.1.

1.54 “Joint Invention Patents” has the meaning set forth in Section 9.1.

1.55 “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.4(a).

1.56 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.3(a).

1.57 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.58 “Licensed Territory” means all countries in the world other than (a) the People’s Republic of China and (b) the Retained Territory. For purposes of this Agreement, Servier’s territory shall refer to the Licensed Territory and EOS’ territory shall refer to the Retained Territory.

1.59 “Liens” has the meaning set forth in Section 9.7.

1.60 “Litigation Conditions” has the meaning set forth in Section 13.3.

1.61 “MAA Filing” means validation by the EMA of the filing of a Marketing Authorization Application for the applicable Product under the centralized European procedure, as demonstrated by the start of the procedure under the timetable adopted by the Committee for Medicinal Products for Human Use (CHMP) or any successor thereof.

1.62 “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, inspection, receiving, holding and shipping of Compound, Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process development, qualification and validation, equipment and facility qualification and validation, commercial manufacture, stability and release testing, quality assurance and quality control. For clarity, “Manufacture” and “Manufactured” have correlative meanings.

1.63 “Manufacturing Costs” means with respect to either Party, ***% of the actual, fully-burdened cost of all Manufacturing activities, including raw materials, direct labor and benefits, and the proportionate share (as determined pursuant to the subsequent sentence) of indirect manufacturing costs, including third party manufacturing costs. For clarity, such fully-burdened cost shall be calculated (i) on a theoretical full-capacity basis (with reasonable deductions for changeover and maintenance downtime) with the percentage allocable to Manufacturing Costs representing the number of units or runs of Product produced or performed as a percentage of the total number of units or runs, including those of other products, that could be manufactured in such facility during a calendar year and (ii) in accordance with GAAP, consistently applied. Costs that cannot be identified to a specific activity supporting product manufacturing, such as charges for central corporate overhead that are not controllable by the manufacturing plant, shall not be included in the determination of Manufacturing Costs. For avoidance of doubt, Manufacturing Costs do not include any margin or mark-up relating to inter-company supply between the manufacturing Party and its Affiliates (or among such Affiliates).

1.64 “Manufacturing Transfer” has the meaning set forth in Section 6.1.

1.65 “Manufacturing Plan” has the meaning set forth in Section 6.2.

1.66 “Marketing Authorization Application” or “MAA” means: (a) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure or (ii) a Regulatory Authority in any country in the European Union if the centralized EMA filing procedure is not used to obtain Regulatory Approval to market or sell; or (b) any other equivalent or related Regulatory Submission to gain approval to market a Product in any country in the Licensed Territory. “Marketing Authorization” or “MA” means the approval of the MAA by the relevant Regulatory Authority.

1.67 “Net Sales” means with respect to a particular time period during the Royalty Term, the total amounts invoiced by Servier, its Affiliates and their respective sublicensees for sales of Products made during such time period to unaffiliated Third Parties, less the following deductions (on an accrual basis) in each case to the extent reasonable and customary actually allowed or incurred, and included in the invoiced price of the Product or otherwise documented, with respect to such sales:

(a) discounts, including cash and quantity discounts (including early payment discounts), charge-back payments, and rebates actually granted or administrative fees actually paid to: trade customers; patients (including those in the form of a coupon or voucher); managed health care entities; drug benefit managers; group purchasing organizations; federal, state, or local government (including those for governmental, regulatory or agency mandated rebate programs); the agencies, purchasers and reimbursers of managed health care entities; and drug benefit managers;

(b) credits or allowances actually granted upon prompt payment or claims, damaged goods, rejections or returns of such Product, including in connection with recalls;

(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of Product, to the extent billed or recognized;

(d) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including, value-added and sales taxes;

(e) amounts actually paid to Third Party distributors solely for and in respect of the sale of Product;

(f) the actual amount of any write-offs for bad debt; provided with respect to such write-off that an amount subsequently recovered or reversed with respect to such write-off will be treated as Net Sales in the quarter in which it is recovered or reversed. Servier will use Diligent Efforts to minimize bad debts; and

(g) any other specifically identifiable amounts included in gross amounts invoiced for Products, to the extent such amounts are customary deductions from net sales calculations in the pharmaceutical or biotechnology industries in the applicable country or countries in the Licensed Territory related to non-Affiliates for reasons substantially equivalent to those listed above and are reasonable in an amount relative to similar deductions taken by Servier or its applicable sublicensee in calculating net sales of their other products.

Notwithstanding the foregoing, amounts invoiced by Servier, its Affiliates, or their sublicensees for the sale of Product among Servier, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder and such amounts shall be accounted for only once. For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for Non-Clinical Studies, clinical or regulatory purposes. Net Sales shall be accounted for in accordance with GAAP consistently applied in such country in the Licensed Territory.

In the event the Product is sold in a finished dosage form containing the Compound in combination with one or more other active ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of this Agreement, shall be determined by multiplying the Net Sales (as defined above) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of the Product when sold separately in finished form and B is the weighted average sale price in that country of the other product(s) sold separately in finished form. In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be agreed by the Parties in good faith based on the relative value contributed by each component.

1.68 “Non-Arbitrable Dispute” shall have the meaning in Section 14.3.

1.69 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any international counterparts to (a) and (b) above.

1.70 “Phase 3 Clinical Trial(s)” means a human clinical trial of a Product on patients that is designed to establish that such Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and to support Regulatory Approval of such Product or label expansion of such Product.

1.71 “Pivotal Clinical Trial” means a human clinical trial of the Product on a sufficient number of subjects that satisfies both of the following:

(a) such trial provides adequate basis for assessing the benefit/risk of the Product to support an MAA Filing; and

(b) such trial is sufficient for a MAA Filing according to the EMA’s scientific advice.

1.72 “Product” means any pharmaceutical composition, in any dosage form, formulation, improvement or mode of administration that comprises or incorporates the Compound.

1.73 “Product Infringement” has the meaning set forth in Section 9.4(a).

1.74 “Product Marks” has the meaning set forth in Section 5.3.

1.75 “Quality Agreement” has the meaning set forth in Section 6.3.

1.76 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.77 “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the Regulatory Approval of a Product in such applicable regulatory jurisdiction.

1.78 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or useful in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction.

1.79 “Retained Territory” means (a) the U.S. and (b) Japan, in each case including its territories and possessions.

1.80 “Retained Territory License Agreement” has the meaning set forth in Section 3.1(b).

1.81 “Royalty Term” has the meaning set forth in Section 8.5(b).

1.82 “Safety Data Exchange Agreement” has the meaning set forth in Section 4.6.

1.83 “Servier Indemnitees” has the meaning set forth in Section 13.2.

1.84 “Sole Inventions” has the meaning set forth in Section 9.1.

1.85 “Sole Invention Patents” has the meaning set forth in Section 9.1.

1.86 “Term” has the meaning set forth in Section 11.1.

1.87 “Territory-Specific Work” means any clinical or non-clinical study performed by a Party solely in its respective territory and that is required only by Regulatory Authorities in that Party’s territory in order to obtain or maintain Regulatory Approval for the Product, and not by the Regulatory Authorities in the other Party’s territory.

1.88 “Third Party” means any person or entity other than: (a) EOS; (b) Servier; or (c) an Affiliate of either Party.

1.89 “Third Party Partner” has the definition set forth in Section 3.1(b).

1.90 “Unsponsored Work” has the meaning set forth in Section 3.5(b).

1.91 “U.S.” means the United States of America, including all possessions and territories thereof.

1.92 “Valid Claim” means any claim of (a) any issued and unexpired patents in the Licensed Territory that has not been (i) revoked or held unenforceable, unpatentable or invalid by a Government Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal or (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any patent application that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or Government Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, provided that, on a country-by-country basis, a patent application pending for more than five (5) years from the later of the priority or filing date of such application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such five (5) year date, unless refiled as provided in (b)(i) above.

2.	COLLABORATION; COMMITTEES

2.1 Collaboration Overview. The Parties desire and intend to collaborate with respect to the Development of the Product, with EOS retaining rights to the Product with respect to the Retained Territory, and Servier being granted exclusive rights to the Product with respect the Field in the Licensed Territory (the “Collaboration”). The Parties shall establish the committees as described in this Article 2 and may from time-to-time establish other committees or sub-committees to report to the Joint Steering Committee in order to effectively implement the Collaboration as jointly agreed by the Parties.

2.2 Joint Executive Committee.

(a) Establishment. Within thirty (30) days after the Effective Date, the Parties shall establish a joint executive committee (the “Joint Executive Committee” or “JEC”), all in accordance with this Section 2.2. The JEC membership and procedures are further described in Section 2.8.

(b) Specific Responsibilities of the JEC. The JEC shall in particular, in accordance with the decision-making principles set forth in Section 2.8, manage the overall Collaboration (including but not limited to major changes to the Collaboration requiring amendments to the Agreement) and resolve any disputed matter of the JSC.

2.3 Joint Steering Committee.

(a) Establishment. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to monitor and oversee their activities under this Agreement, all in accordance with this Section 2.3. The JSC membership and procedures are further described in Section 2.7.

(b) Specific Responsibilities of the JSC. The JSC shall in particular, in accordance with the decision-making principles set forth in Section 2.8:

(i) coordinate the activities of the Parties under this Agreement, including facilitating communications between the Parties with respect to the Development and Manufacture of the Product;

(ii) provide a forum for discussion of the Development and Manufacture of the Product;

(iii) review and approve the Global Development Plan and associated Development Budgets and any annual or interim updates and proposed amendments thereto;

(iv) review and approve the Manufacturing Plan and associated budget and any annual or interim updates and proposed amendments thereto;

(v) attempt to resolve issues presented to it by, and disputes within, the other Committees in accordance with Section 2.8; and

(vi) perform such other duties as are expressly assigned to the JSC in this Agreement, and perform such other functions as appropriate to further the purposes of this Agreement as may be allocated to it by written agreement of the Parties.

2.4 Joint Development Committee.

(a) Establishment. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) to monitor and coordinate the Development of Products under this Agreement. The JDC membership and procedures are further described in Section 2.7.

(b) Specific Responsibilities of the JDC. The JDC shall in particular, in accordance with the decision-making principles set forth in Section 2.8:

(i) coordinate the activities of the Parties under and oversee the implementation of the Global Development Plan agreed to by the Parties;

(ii) prepare annual and interim updates to the Global Development Plan;

(iii) provide a forum for and facilitate communications between the Parties with respect to the Development of the Product, including any additional indications proposed by either Party to be jointly pursued;

(iv) monitor and coordinate all regulatory actions, communications and submissions for Products under each Global Development Plan;

(v) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of Products, as directed by the JSC ; and

(vi) review proposed Unsponsored Work and Territory-Specific Work.

The JDC shall develop a timetable and plan to transition from EOS to Servier all material aspects of the Development of the Product in the Licensed Territory which will include details of all on-going studies and all clinical trial data (the “Transition Plan”).

2.5 Program Director. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative to act as its program director under this Agreement (the “Program Director”). The Program Directors shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress of each Party’s development and business related activities under this Agreement. The Program Directors shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. The Program Directors (or their designees for a particular meeting) shall attend all JSC and JDC meetings, and shall have the right to attend all other Committee meetings, and shall support the co-chairpersons of each Committee in the discharge of their responsibilities. A Program Director may also bring any matter in relation to the Development to the attention of any Committee if such Program Director reasonably believes that such matter warrants such attention. Each Party may replace its Program Director at any time upon written notice to the other Party.

2.6 Alliance Manager. Within thirty (30) days after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative to act as its alliance manager under this Agreement (the “Alliance Manager”), provided that Servier may elect to appoint two such representatives, one as business alliance manager and one as R&D alliance manager. The Alliance Managers shall serve as the primary business contact points between the Parties for the purpose of providing each Party with information on the progress of each Party’s business related activities under this Agreement and for any activities not falling within the scope of responsibility of the Program Director. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. The Alliance Managers (or their designees for a particular meeting) shall attend all JSC and JDC meetings, and shall have the right to attend all other Committee meetings. An Alliance Manager may also bring any matter to the attention of any Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party. The Program Director and Alliance Manager may be the same Person.

2.7 General Committee Membership and Procedures.

(a) Membership. Each of Servier and EOS shall designate representatives to serve as members of each Committee, and each representative may serve on more than one Committee as appropriate. Each Party shall have an equal number of representatives on each Committee (provided that EOS shall be entitled to have fewer members than Servier). Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have co-chairpersons. Servier and EOS shall each select from their representatives a co-chairperson for each of the Committees, and each Party may change its designated co-chairpersons from time to time upon written notice to the other Party. The co-chairpersons of each Committee shall be responsible for calling meetings and preparing and circulating meeting agendas and minutes, but the co-chairpersons shall have no additional powers or rights beyond those held by other Committee members.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, provided that unless the Parties otherwise agree in writing to a different frequency for such meetings, each of the JDC and the JSC shall meet at least three (3) times each calendar year and the JEC shall meet at least once each calendar year. Either Party may also call a special meeting of a Committee (by videoconference or teleconference) by at least ten (10) business days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the applicable Committee no later than ten (10) business days prior to the special meeting with materials reasonably adequate to enable an informed decision at such meeting. No later than ten (10) business days prior to any Committee meeting, the co-chairpersons of such Committee shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Each Committee may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in its meetings, provided, that, such non-member participants shall have no voting authority at such meetings, and may be excluded by either Party if there is an actual or potential conflict of interest. Each Committee may meet in person, by videoconference or by teleconference, provided, however, at least one (1) meeting of each Committee per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement. In-person Committee meetings shall be held alternately in Milan, Italy and Paris, France. Each Party shall bear the expense of its respective Committee members’ participation in Committee meetings. Committee meetings shall be effective only if at least one (1) representative of each Party is present or participating in such meeting. The co-chairpersons of a Committee shall be responsible for preparing reasonably detailed written minutes of all meetings of such Committee that reflect all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each member of such Committee for review and approval promptly after each Committee meeting. Such minutes shall be deemed approved unless one or more members of such Committee objects to the accuracy of such minutes within thirty (30) days of receipt by such member.

(c) Scheduling Meetings. The various Committee meetings shall be scheduled on days and places compatible with EOS’ relative size.

2.8 Decision Making.

(a) Within JSC and Operating Committees. All decisions within the JSC, JDC or any other Committee other than the JEC shall be made by consensus, with each Party having collectively one (1) vote. If a dispute arises which cannot be resolved within any Committee other than the JSC and the JEC, the representatives of either Party may cause such dispute to be referred to the JSC for resolution. If after reasonable discussion and good faith consideration of the other Party’s views on a particular matter before the JSC, including any disputes referred to the JSC by another Committee, the JSC is still unable to reach a unanimous decision on such matter for a period of fifteen (15) days, then either Party may cause such dispute to be referred to the JEC for resolution as provided in Section 2.8(b) below.

(b) Within the JEC. Upon being referred a disputed matter from the JSC under Section 2.8(b), or arising within the JSC, the JEC shall consider such matter and discuss it in good faith, and shall strive to seek consensus in its actions and decision making process. If after reasonable discussion and good faith consideration of the other Party’s views on a particular matter before the JEC, including any disputes referred to the JEC by another Committee, the JEC is still unable after a period of thirty (30) days to reach a unanimous decision on such matter, then either Party may upon notice to the other Party, refer such matter to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in person meeting of the Executive Officers within twenty (20) days after such notice is received. If the Executive Officers are not able to resolve such disputed matter within thirty (60) days and either Party wishes to pursue the matter, then:

(i) Servier shall have the right to decide such dispute if such matter relates to: (A) Development of the Product for Regulatory Approval in the Licensed Territory or Development activities conducted in the Licensed Territory, (B) the Manufacture of Product for use and sale in the Licensed Territory, or (C) the Global Development Plan to the extent that it does not reasonably jeopardize the perspective of obtaining Regulatory Approval for the Product in the Retained Territory; and

(ii) EOS shall have the right to decide such dispute if such matter is not covered in subclause (i) above and relates to: (A) Development of the Product for Regulatory Approval in the Retained Territory or Development activities conducted in the Retained Territory, or (B) the Manufacture of Product for use and sale in the Retained Territory.

(c) Exceptions. Neither Party shall be permitted to use its final decision making authority to impose any obligations or costs on the other Party.

(d) Limitations of Committee Authority. Each Committee shall have solely the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement or as otherwise agreed to by the Parties in writing. A Committee shall not have any power to amend, modify, or waive compliance with the terms of this Agreement. It is expressly understood and agreed that the control of decision-making authority by EOS or Servier, as applicable, pursuant to this Section 2.8, so as to resolve a disagreement or deadlock on a Committee or between the Executive Officers for any matter will not authorize either Party to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.

(e) Good Faith. In conducting themselves on Committees, and in exercising their rights under this Section 2.8, all representatives of both Parties shall use reasonable efforts to consider, reasonably and in good faith, all input received from the other Party, and to reach consensus on all matters before them. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to take, or shall be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with applicable Laws.

2.9 Discontinuation of Participation on a Committee.

(a) Each Committee, including the JSC and the JEC, shall continue to exist until the first to occur of (i) the Parties mutually agreeing to disband the Committee, or (ii) Servier providing to EOS written notice of its decision to disband and no longer participate in such Committee.

(b) Once the JSC, the JEC or any other Committee is disbanded in accordance with Section 2.9(a), such Committee shall have no further obligations under this Agreement and, thereafter, the Program Directors will be the contact persons for the exchange of information under this Agreement, and decisions of such Committee shall be decisions of the responsible Party as specified in this Agreement, subject to any other terms of this Agreement.

2.10 Compliance with Law. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development, Manufacture, and Commercialization of Products performed under this Agreement.

3.	DEVELOPMENT OF PRODUCTS

3.1 General.

(a) Overview. Unless otherwise specified in a Global Development Plan or under this Agreement, each Party shall be responsible and have the final decision-making authority for all Development activities conducted in its respective territory.

(b) Third Party Partner. Servier acknowledges and understands that EOS intends to enter into one or more license or partnership agreements with one or more Third Parties under which EOS grants any such Third Party(s) exclusive license rights to Develop and or Commercialize the Products in one or more Indications in some or all of the Retained Territory (each such Third Party, a “Third Party Partner” and each such agreement, a “Retained Territory License Agreement”). In this respect, the Parties agree that (and, in its agreement with any Third Party Partner, EOS shall include obligations at least as protective to Servier as the obligations below and shall be liable vis-à-vis Servier for the compliance by the Third Party Partner of such obligations):

(i) Servier shall consider in good faith such Third Party Partner’s rights to participate in the Committees established under this Agreement, in order to facilitate the effective and efficient communications regarding Development of Products throughout both the Retained Territory and the Licensed Territory, upon terms and conditions to be agreed upon.

(ii) If EOS and/or such Third Party Partner(s) desire to conduct human clinical studies with respect to the Product for use in seeking Regulatory Approval for or Commercializing the Product in the Retained Territory, such studies or trials would be subject to the provisions of Section 3.5. Unless such study falls within the definition of Territory Specific Work, to the extent Servier on the one hand, and EOS and its Third Party Partner, on the other hand, do not agree to pursue jointly any such study as provided in Section 3.5, such study shall be “Unsponsored Work” as provided thereunder. Any data with respect to the Product generated by or on behalf of EOS and/or such Third Party Partner(s) pursuant to Territory Specific Work or Unsponsored Work (the “Third Party Data”), shall be available for use by Servier in the Licensed Territory to the extent provided in Section 3.5; and

(iii) EOS shall have the right to disclose to such Third Party Partner all Information regarding Products and all Regulatory Materials generated pursuant to the Global Development Plan for use (including by cross-reference) by the Third Party Partner, in its Development and Commercialization of Products in the Retained Territory, consistent with

Sections 4.4(a) and 4.4(c), and Article 10, provided that such Third Party Partner agrees to disclose to Servier all Information and Regulatory Materials Controlled by such Third Party Partner for use (including by cross-reference) by Servier, subject to Section 3.1(b) (ii), in its Development, Manufacturing and Commercialization of Products in the Licensed Territory and provided that in the Retained Territory License Agreement, the Third Party Licensee shall agree to accept all risk and liability in relation to the use of the Information and Regulatory Materials received from Servier (directly or through EOS) and to indemnify and hold harmless Servier from any Third Party’s claim(s) based upon such Information and Regulatory Materials on terms no less favorable than EOS’ indemnity obligations set forth in Article 13. A redacted copy of the Retained Territory License Agreement containing this provision shall be provided by EOS to Servier upon execution of the Retained Territory License Agreement.

(iv) As between the Parties, the Development, Manufacture and Commercialization of the Product in the Retained Territory by a Third Party Partner shall be deemed to be by EOS for purposes of this Agreement.

3.2 Global Development Plan.

(a) The Development of a Product under this Agreement shall be conducted pursuant to a written development plan, as may be amended pursuant to Section 3.2(d) (the “Global Development Plan”), which shall include a detailed budget for all Development activities set forth in such plan (“Development Budget”). The Global Development Plan also shall set forth the specific activities to be conducted by each Party and the estimated timeline for Development of the Product in order to obtain data that the Parties intend will be useful, by both Parties, to obtain Regulatory Approvals of the Product by the FDA and by the European Commission. The Global Development Plan shall also specify the plans and estimated timeline for preparing the necessary Regulatory Materials for obtaining Regulatory Approval in such territories subject to Section 4.1. Pursuant to the Global Development Plan, Servier shall be the sponsor of all clinical studies conducted in the Licensed Territory and shall be solely responsible for Development activities and for obtaining Regulatory Approval for the Product in the Licensed Territory, and EOS shall be the sponsor of all clinical studies conducted in the Retained Territory and shall be solely responsible for Development activities and for obtaining Regulatory Approval for the Product in the Retained Territory, provided that if clinical studies pursuant to the Global Development Plan need to be conducted by the same sponsor both in the Licensed Territories and the Retained Territories, then, (a) Servier, in its sole discretion, may elect to sponsor such clinical studies, or (b) if Servier does not so elect, either the Parties shall contract a Third Party clinical organization which will act as the sponsor of such clinical studies, or EOS or its Third Party Partner (if any) shall act as the sponsor of such clinical studies.

(b) Development Costs. Servier shall be responsible for all Development Costs under the Development Budget for the Global Development Plan (the initial version of which is attached hereto as Exhibit 3.2), up to a total of Eighty Million Euros (€80,000,000), including the residual cost of the ongoing phase I-IIa study E-3810-I-01 (up to an aggregate amount of Three Million Euros (€3,000,000)) and all CMC Costs for all CMC Activities specified in the Global Development Plan. Any Development Costs (including CMC Costs) incurred in accordance with the Development Budget and the Global Development Plan in excess of the above maximum shall be borne by Servier. Notwithstanding the foregoing, sixty percent (60%) of the portion of the Development Costs in excess of the Eighty Million Euros (€80,000,000) cap (the “Reimbursable Amount”) shall be paid back by EOS to Servier 90 days after the first occurrence of one of the following events; provided, that, EOS shall only be obligated to pay 50% of such costs if it otherwise elects to reimburse Servier for such costs on a current basis as otherwise provided for herein: (i) first filing with the FDA for the new drug application for the Product, (ii) grant by EOS to a Third Party of a license for development and/or marketing of the Product in the U.S., or (iii) change of control, merger, consolidation or sale of substantially or all of the business or assets of EOS. Notwithstanding the preceding sentence, the Reimbursable Amount shall be paid back by EOS to Servier at the latest on the second anniversary of the availability of the final report of the Phase 3 Clinical Trial pursuant to the Global Development Plan, provided that if the Agreement is terminated pursuant to Section 11.2 prior to or during such two-year period, the provisions of Section 11.6 (g) shall apply. Following the events set forth in subclauses (i) through (iii) above, any subsequent Development Costs will be shared equally between the Parties. The Parties shall reconcile their expenses incurred under this Section 3.2(b), all as provided in Section 3.3. For avoidance of doubt, any Development Costs incurred by a Party not in accordance with the Development Budget and the Global Development Plan shall be borne solely by such Party and shall not be subject to reimbursement unless otherwise agreed by the other Party.

(c) Reports. Each Party shall provide the other party and the JDC with regular reports detailing its Development activities and Development Costs under the Global Development Plan and the results of such activities at each regularly scheduled JDC meeting.

(d) Amendments. Beginning with the first full calendar year following the Effective Date, on an annual basis (no later than June 30th), or more often as the JDC deems appropriate, the JDC shall review and, as required, prepare an update and amendment to the Global Development Plan, for approval by the JSC. Each such updated and amended Global Development Plan shall reflect any changes, additions, re-prioritization of studies and/or indications within, and/or reallocation of resources with respect to, the Development of the Product. Once approved by the JSC, an amended Global Development Plan shall become effective and supersede the previous Global Development Plan as of the date of such approval.

3.3 Reconciliation and Reimbursement.

(a) With respect to Development Costs incurred by EOS during a calendar quarter and which are to be reimbursed as provided under Section 3.2(b), such reimbursement shall be done on the basis of documented FTE at the FTE Rates and documented incurred out of pocket material and Third Party services costs comprising such Development Costs (including any CMC Costs), as the case may be. EOS shall invoice Servier for such amounts on a calendar quarterly basis, and Servier shall pay each such invoice within forty five (45) days after receipt thereof.

(b) With respect to Development Costs incurred by the Parties at such time as they are sharing such costs, as provided in Section 3.2(b), within thirty (30) days after the end of each calendar quarter, each Party shall provide the other Party with a detailed, activity-based statement of such Development Costs (the “Cost Report”) (or in each case an estimate of any portions thereof where actuals are not known as of such time) as well as details of any adjustments to be made to the amounts submitted in the previous calendar quarter, in a format to be agreed-upon by the Parties. Within forty-five (45) days after the end of the calendar quarter, Servier shall provide EOS with a written report (the “Reconciliation Report”) setting forth in a format to be agreed-upon by the Parties, the calculations of each Party’s share of such Development Costs. Such Reconciliation Report shall include for such calendar quarter the (i) total Development Costs incurred by each Party, and each Party’s respective share thereof, and (ii) the net payment due from one Party to the other Party in accordance with this Section 3.3(b). Any net payment owed from one Party to the other Party shall be paid within sixty (60) days following such reconciliation, provided that if a Party disputes an amount provided in such Reconciliation Report then such disputed amount shall be reviewed by the JDC, and any net payment owed with respect to the undisputed amounts shall be paid within the above set forth timeline. If requested by a Party, any invoices or other supporting documentation for any payments to a Third Party shall be promptly provided.

3.4 Unsponsored Work and Territory-Specific Work. Notwithstanding anything to the contrary in this Agreement except as otherwise provided under Section3.5 (b) below, the costs for all Unsponsored Work and Territory-Specific Work shall be borne solely by the Party undertaking such activities.

3.5 Additional Studies or Indications.

(a) If a Party (including through its Affiliates or sublicensees, including with respect to EOS, any Third Party Partner) intends to conduct one or more additional human clinical studies (beyond what is then included in a applicable Global Development Plan) in the Field for Development of the Product, either in an Indication already covered by the Global Development Plan or in a new Indication, such Party shall notify the other of such proposed studies and provide the other Party of any supporting data or publications supporting any such proposal. In such event, the JDC shall consider such proposal and evaluate the supporting data and Information in good faith. If both Parties’ JDC Representatives agree to conduct such proposed Development, the JDC shall prepare an amendment to the applicable Global Development Plan to include the proposed studies for approval by the JSC.

(b) Subject to Servier’s exclusive right to Develop the Product in the Licensed Territory and EOS’s exclusive right to Develop the Product in the Retained Territory, if the non-proposing Party is not interested in pursuing or funding such additional human clinical studies and, if such studies are not Territory Specific Work, such non-proposing Party does not reasonably object to such additional human clinical studies for likely having a material adverse effect upon the procurement or maintenance of Regulatory Approval or Commercialization of a Licensed Product in its territory then the proposing Party shall have the right to perform the proposed activities (the “Unsponsored Work”) at its own expense. The proposing Party shall deliver to the JDC all proposed plans for such Unsponsored Work in advance of commencing such activities and deliver an update on such Unsponsored Work at each meeting of the JDC. Promptly following completion of the Unsponsored Work, the proposing Party shall deliver to the JDC the top-line data summary and shall disclose all other Information resulting from such Unsponsored Work to the other Party pursuant to Section 4.4. Any Indications pursuant to Unsponsored Work done by Servier or on its behalf and not reimbursed by EOS pursuant to the following sentence, shall not be subject to the milestone payments specified under Article 8. If, thereafter, the non-proposing Party wishes to have the right to use the resulting Information, it may do so upon reimbursing the proposing Party for *** percent (***%) of its Development Costs for such Unsponsored Work. Once the non-proposing Party has reimbursed such amounts, the Information from such Unsponsored Work shall be treated as Information resulting from the Global Development Plan pursuant to this Agreement.

(c) Each Party shall inform the other Party of its intent to conduct one or more human clinical studies falling within the definition of Territory-Specific Work and provide all Information related to such studies as reasonably requested by the other Party except to the extent prohibited by Laws.

(d) Notwithstanding anything to the contrary in this Agreement, each Party shall have access to and the right to use at no cost to such Party all Information resulting from the Unsponsored Work and Territory-Specific Work conducted by or on behalf of the other Party, its Affiliates and its sublicensees as necessary to comply with the regulatory requirements in its territory solely with respect to safety reporting and such Party’s license rights and rights of reference to such Information shall be limited solely to such purpose or to other purposes to the extent that such other purposes are necessary to comply with mandatory regulatory requirements.

3.6 Development Diligence; Standards of Conduct. Each Party shall use Diligent Efforts to Develop the Product and carry out the activities assigned to it under the Global Development Plan. The Parties acknowledge and agree that the Global Development Plan or any other Development activities may consist of consecutive phases or stages and that the determination that the outcome of any given phase or stage is successful may be required or commercially reasonable prior to moving to the subsequent phase or stage.

3.7 Development Records. Each Party shall (and shall cause its sublicensees, or with respect to EOS, any Third Party Partner to) maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it or on its behalf (including by sublicensees and, with respect to EOS, any Third Party Partner) under the Global Development Plan. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Global Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall have the right to review and receive a copy of such records (including a copy of the databases) maintained by the other Party (including its sublicensees, or with respect to EOS, the Third Party Partner) at reasonable times, but no less than twice in any one calendar year, and to obtain access to source documents to the extent needed for patent or regulatory purposes or for other legal proceedings. The Parties may agree to set up an electronic data room in order to manage the exchange of information in a secure manner.

3.8 Subcontracts. Each Party may perform any of its obligations under this Agreement through one or more subcontractors and consultants and shall provide information in that regard to the JDC, provided that (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors and consultants as it selects to the same extent it would if it had done such work itself; (b) the subcontractors and consultants undertake in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 10 hereof; and (c)

the subcontractors and consultants execute an agreement with present tense assignment language assigning all intellectual property developed in the course of performing any such work under the Global Development Plan to the Party retaining such subcontractors or consultants.

3.9 Personnel. All employees, agents and subcontractors of each Party and its Affiliates conducting activities under this Agreement shall, prior to commencing any such activities, have executed an agreement with present tense assignment language assigning any inventions and related intellectual property rights to the Party by whom they are employed or for whom they are providing services (or its designated Affiliate). The Parties acknowledge and agree that this Agreement shall be deemed to be a joint research agreement under 35 U.S.C. §103(c).

3.10 Development in Retained Territory. Notwithstanding anything to the contrary in this Agreement, and further notwithstanding any pre-clinical or clinical data disclosed by Servier under this Agreement, the Parties agree and acknowledge that Servier shall have no involvement whatsoever in the Development, Commercialization and/or Manufacture of Products in the Retained Territory other than such obligations as are expressly provided herein. Servier shall not be obligated to participate in any activities related to the Development, Commercialization and/or Manufacture of Products in the Retained Territory, nor shall it have any right to do so.

4.	REGULATORY MATTERS

4.1 Responsible Regulatory Party. Unless to the extent otherwise provided in the Global Development Plan and subject to Section 2.8, (i) Servier shall be solely responsible and have the final authority with respect to regulatory activities regarding the Product in the Licensed Territory in the Field and (ii) EOS shall be responsible and have the final authority with respect to all regulatory activities regarding the Product in the Retained Territory in the Field. Except for those clinical studies commenced prior to the Effective Date and unless otherwise provided in Section 3.2 (a) or agreed by the Parties, Servier shall be the sponsor of all clinical studies of the Product performed in the Licensed Territory, and EOS (or its designee) shall be the sponsor of all clinical studies performed in the Retained Territory.

4.2 Ownership of Regulatory Dossier. Servier will own all Regulatory Materials for the Product in the Licensed Territory and EOS will own all Regulatory Materials for the Product in the Retained Territory, for all Indications.

4.3 Regulatory Rights and Responsibilities. Each Party shall use Diligent Efforts to prepare and file all necessary Regulatory Materials for the Product with Regulatory Authorities in accordance with the respective responsibilities of the Parties as set forth in the Global Development Plan. Each Party shall, unless prohibited by law, keep the other Party informed of material regulatory developments relating to the Product in its respective territory through regular reports at the JDC meetings. Each Party shall send Regulatory Materials intended to be submitted to the FDA or the EMA or Japan FDA in draft form to the other Party and give the latter thirty (30) days, or in the event of urgent filings, any shorter reasonable period of time to comment on such drafts of Regulatory Materials, such comments to be considered in good faith and included by the Party receiving these comments in its sole discretion. Each Party shall notify the other Party of any Regulatory Materials (other than routine correspondence) submitted to or received from the FDA or the EMA and shall provide the other Party with copies thereof. Each Party shall inform the other Party of any Regulatory Materials submitted to or received from any Regulatory Authorities other than the EMA and the FDA that may materially impact the Development or Commercialization of the Product in the other Party’s territory. Each Party shall provide the other Party with reasonable advance notice of all material meetings, conferences, and discussions scheduled with the EMA and the FDA and Japan FDA concerning the Product, and shall consider in good faith any input from the other Party in preparing for such meetings, conferences or discussion.

4.4 Know-How Transfer; Rights of Reference; Use of Data.

(a) Promptly after the Effective Date, EOS shall work with Servier or its designee to facilitate the timely transfer of the EOS Know-How to Servier or its designee (other than the EOS Know-How related to Manufacturing, which is covered by Section 6.5). Such transfer shall occur in a manner and following a reasonable schedule to be established by the JSC. No later than within thirty (30) days following the Effective Date, EOS shall provide access to Servier or its designee copies of relevant material, Information, reports and data, including pre-clinical data, clinical data, and any data that have been provided to Regulatory Authorities for the purpose of obtaining Regulatory Approval for the Product. During the Term, each Party shall promptly make available to the other Party all data and results generated under any Global Development Plan and, with respect to data and results generated under Unsponsored Work and Territory Specific Work, for use in accordance with Section 3.5.

(b) Subject to Sections 3.1 and 3.5, each Party (and its Affiliates and sublicensees) shall have the right to cross reference, file or incorporate by reference any Regulatory Materials filed by the other Party or its Affiliates (or for which EOS has a right of reference) for the Product in order to enable such Party (and its Affiliates and sublicensees) to Develop, obtain Regulatory Approval, Manufacture and Commercialize the Product. Subject to Sections 3.1 and 3.5, each Party shall, on written request by the other Party, provide to the other Party and to any specified Regulatory Authority a letter, in the form reasonably required by the other Party, acknowledging that the other Party (or its Affiliates and sublicensees) has the above right of reference to any such Regulatory Materials.

(c) Any pre-clinical, clinical or other data disclosed to EOS by Servier under this Agreement is provided on an “as is” basis, without any warranty (express or implied) of any kind, and Servier expressly disclaims all such warranties to the maximum extent permitted under applicable law. EOS on behalf of itself and its Affiliates and sublicensees accepts all risk and liability in relation to the use of the data received from Servier under this Agreement and shall indemnify and hold harmless Servier from any Third Party’s claim(s) based upon such data as provided in Article 13.

4.5 Recalls. Any decision to initiate a recall or withdrawal of a Product shall be made by Servier in the Licensed Territory and by EOS in the Retained Territory; provided that Parties shall discuss in good faith and coordinate their efforts with respect to any such recalls. In the event of any recall or withdrawal, such Party shall take any and all necessary action to implement such recall or withdrawal in accordance with applicable Laws, with assistance from the other Party as reasonably requested by the deciding Party. The costs of any such recall or withdrawal shall be borne solely by the deciding Party in the applicable territory, subject to the provisions of Article 13.

4.6 Safety Data Exchange Agreement. As soon as reasonably practicable after the Effective Date, but in no event later than ninety (90) days thereafter, the pharmacovigilance departments of both Parties shall meet and agree on a safety data exchange agreement (“Safety Data Exchange Agreement”) which when executed shall be incorporated herein as Exhibit 4.6.

5.	COMMERCIALIZATION

5.1 Overview. Servier shall have sole control and responsibility for the Commercialization of Products in the Licensed Territory and shall bear all costs and expenses associated with the Commercialization of Products in the Licensed Territory; and EOS shall have sole control and responsibility for the Commercialization of Products in the Retained Territory and shall bear all costs and expenses associated with the Commercialization of Products in the Retained Territory.

5.2 Ex-Territory Sales. Neither Party (and their respective sublicensees or Affiliates) shall engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located outside its territory or accept orders for Products from or sell Products into such other Party’s territory.

5.3 Trademarks. Servier shall have the right to brand the Products in the Licensed Territory using trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”). Each Party shall not, and shall ensure that its Affiliates and sublicensees will not, make any use of the trademarks or house marks of the other Party or its Affiliates or licensees (including their corporate names) or any trademark confusingly similar thereto. Servier shall own all rights in the Product Marks and shall register and maintain the Product Marks in the Licensed Territory as it determines reasonably necessary at its own cost and expense.

5.4 Commercial Diligence. During the Term, Servier shall use Diligent Efforts to Commercialize the Products in the Licensed Territory. It is anticipated that the application of Diligent Efforts may result, in the case of Servier, in its determination not to seek Regulatory Approval for and/or Commercialize the Product in one or more countries of the Licensed Territory.

5.5 Reporting. Servier shall provide EOS with written reports no less frequently than semiannually following Marketing Authorization summarizing Servier’s (and its Affiliates’ and sublicensees’) efforts to Commercialize Products in the Licensed Territory. All such reports shall be considered Confidential Information of Servier.

6.	MANUFACTURING

6.1 Overview. In general and subject to the terms of this Agreement, (a) EOS shall be responsible for Manufacturing Product for clinical use and Development activities (including CMC activities) under the Global Development Plan until Servier takes over such

Manufacturing activities in accordance with the Transition Plan following the transfer of technology contemplated in Section 6.5 (the “Manufacturing Transfer”), and (b) each Party shall be responsible for Manufacturing the Product for Commercialization in its respective territory. Servier shall take over Manufacturing for Development activities (including CMC activities) under the Global Development Plan and Transition Plan promptly following the Effective Date, using for an interim period of time the Third Party manufacturers used by EOS in connection with the Product, and then, in Servier’s sole discretion, any other Manufacturing facility(ies) of Servier, its Affiliate or any Third Party.

6.2 Manufacturing Plan. The Parties shall establish a plan for CMC Activities, including process development and scale-up, Manufacture of the Product and any other matters related to the Manufacture of the Product, as well as a budget for such activities, such a plan will be submitted for approval to the JSC (the “Manufacturing Plan”). The Manufacturing Plan shall contain all activities necessary or useful to transfer all EOS Know-How and enable Servier, its Affiliates, or such Third Party manufacturer (as appropriate) to Manufacture the Product, at Servier’s request, in accordance with Section 6.5. The Parties, shall make good faith efforts to establish such initial Manufacturing Plan and have it approved by the JSC within ninety (90) days after the Effective Date.

6.3 Supply of Product for Clinical Use; Quality Agreement. Until the Manufacturing Transfer, EOS, and thereafter, Servier shall Manufacture, supply and sell all Products for clinical use and Development activities under the Global Development Plan at a price equal to their respective Manufacturing Costs and pursuant to the terms of the clinical supply agreement to be entered within ninety (90) days of the Effective Date (the “Clinical Supply Agreement”). Manufacture and supply of Product for clinical use will be included within CMC Activities under the Manufacturing Plan, and all related costs will be included in CMC Costs under Section 3.2(b). In connection with the Clinical Supply Agreement, the Parties shall enter into a separate quality agreement setting forth the responsibilities of the quality organizations of each Party with respect to the cGMP manufacture of the Product (the “Quality Agreement”).

6.4 Manufacturing Costs. For the avoidance of doubt, no cost or expense shall be counted more than once in calculating actual Manufacturing Costs, and if such cost or expense falls into more than one of the cost categories that comprise such cost and/or Development Costs, it shall be allocated only once to the Manufacturing Costs.

6.5 Transfer of EOS Know-How and Manufacturing Technology. Upon Servier’s request, EOS, at Servier’s cost and expense, shall (and make Commercially Reasonable Efforts to cause its Third Party manufacturer to) promptly disclose (and provide copies, as applicable) to either Servier or a Third Party manufacturer selected by Servier, all EOS Know-How necessary or useful to enable Servier or such Third Party manufacturer (as appropriate) to Manufacture the Product. For clarity, nothing in this Section 6.5 with respect to EOS’ obligation to transfer EOS Know-How to Servier shall limit EOS’ right to use any such EOS Know-How to fulfill EOS’ obligations to Manufacture and supply the Product for use in the Retained Territory. In addition, EOS shall (and make Commercially Reasonable Efforts to cause its Third Party manufacturer to) make available to Servier, on a reasonable consultation basis, advice of its technical personnel at Servier’s expense as may reasonably be requested by Servier in connection with such transfer of EOS Know-How. In accordance with the agreed budget as provided in the Manufacturing Plan, Servier shall reimburse EOS for the FTE Costs when consulting for Servier. Servier shall reimburse EOS for reasonable travel expenses incurred by personnel of EOS at the request of Servier while rendering services under this Section 6.5.

6.6 Retained Territory.

(a) Servier shall have no obligation to supply the Product to EOS for Development in the Retained Territory beyond the Global Development Plan, or for Commercialization in the Retained Territory.

(b) At the reasonable request of EOS and at EOS’ cost and expense, Servier shall (and make Commercially Reasonable Efforts to cause its Third Party manufacturer to) promptly disclose (and provide copies, as applicable) to either EOS or a Third Party manufacturer selected by EOS, all know-how of Servier as necessary to enable EOS or such Third Party manufacturer (as appropriate) to Manufacture the Product for Development and Commercialization in the Retained Territory.

(c) Servier hereby grants to EOS a royalty free, perpetual, fully-paid license, under the Patents and know how of Servier as actually used at the time of the transfer of technology as set forth in Section 6.6 (b) by Servier in Manufacturing the Product pursuant to this Agreement and as necessary to Manufacture the Product for Development and Commercialization in the Retained Territory, provided however that if this Agreement is terminated by Servier for EOS’ breach pursuant to Section 11.4, the license granted to EOS pursuant to this subclause (c) shall immediately terminate. EOS shall have the right to grant a sublicense under the rights set forth in the preceding sentence only to Affiliates or Third Party Partners, provided that, with respect to any Third Party Partner, such Third Party Partner grants to Servier similar rights and licenses corresponding to those granted by Servier (i) under this subclause (c) (royalty free, perpetual, fully-paid license under the Patents and know how of such Third Party Partner as actually used by such Third Party Partner in Manufacturing the Product and necessary to Manufacture the Product for Development and Commercialization in the Licensed Territory), and (ii) under subclause (b) above (transfer of technology at Servier’s cost and expense).

7.	LICENSES AND RELATED RIGHTS

7.1 Licenses to Servier.

(a) License Grant. Subject to the terms and conditions of this Agreement, EOS hereby grants to Servier, and Servier hereby accepts:

(i) an exclusive (even as to EOS) royalty-free license, with the right to sublicense as provided in Section 7.1(c), under the EOS Technology to Develop Products solely in accordance with the Global Development Plan, Unsponsored Work and Territory Specific Work in the Field in and/or for the Licensed Territory during the Term;

(ii) an exclusive (even as to EOS), royalty-bearing license, with the right to sublicense as provided in Section 7.1(c), under the EOS Technology to use, sell, offer for sale, distribute, import, export and otherwise Commercialize Products in the Field in the Licensed Territory during the Term; and

(iii) from the date of the Manufacturing Transfer, an exclusive (even as to EOS subject to Section 7.1 (b)), worldwide, royalty-free license under the EOS Technology, with the right to sublicense as provided in Section 7.1(c), to make and have made the Product for use in the Development or Commercialization of Products in the Field in the Licensed Territory.

(b) EOS Retained Rights. It is understood that at all times EOS and its Affiliates retain (i) the exclusive right to Develop and Commercialize (including manufacturing) the Product in the Retained Territory, (ii) the right to practice the EOS Technology as and to the extent needed in connection with its activities under this Agreement in fulfillment of its obligations hereunder, (iii) the right to Manufacture the Product (including in the Licensed Territory) for use in the Development or Commercialization of Product in the Retained Territory and (iv) subject to Section 7.2, the right to use and practice the EOS Technology outside the scope of the licenses granted to Servier in Section 7.1(a).

(c) Sublicense Rights. Servier shall have the right to grant sublicenses (through one or more tiers) of the licenses granted to it under Section 7.1(a) to any of its Affiliates and Third Parties without EOS’ consent; provided that (a) Servier hereby covenants that it will include in all agreements granting sublicenses to Third Party under the rights granted in this Agreement provisions consistent with the terms of this Agreement as applicable to a sublicensee and (b):

(i) any such sublicense must refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit: (i) the ability of Servier (individually or through the activities of its sublicensees) to fully perform all its obligations under this Agreement or (ii) EOS’ rights under this Agreement;

(ii) any sublicenses granted by Servier to others under this Section to sell Products that are subject to royalty payments under this Agreement must include an obligation for the sublicensee to account for and report its sales of Products to Servier on the same basis as if such sales were Net Sales by Servier. Servier shall remain responsible to EOS for all development and sales milestones for such Products under this Agreement;

(iii) if Servier grants a sublicense to any Third Party, then Servier shall provide EOS with a redacted copy of each such sublicense containing provisions relevant to this Agreement, promptly after execution thereof; and

(iv) upon early termination (except for termination by Servier under Section 11.4 (Termination for Material Breach) of this Agreement with respect to any country of the Licensed Territory, all such sublicenses shall immediately terminate with respect to such country.

7.2 Negative Covenants. EOS agrees that beginning on the Effective Date and ending five (5) years after the First Commercial Sale of the Product in the Licensed Territory, it shall not, itself or through one or more Affiliates or Third Parties (including any Third Party Partner), clinically develop, sell, offer for sale, distribute, promote or market any Competing Product in the Licensed Territory.

7.3 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party. Neither Party shall engage in any activities that use the other Party’s technology in a manner that is outside the scope of the rights granted under this Agreement.

7.4 Advenchen Agreement.

(a) EOS shall not amend any terms or conditions of the Advenchen Agreement in any manner that could adversely affect the rights granted to Servier under this Agreement in any respect without the prior written consent of Servier. EOS further agrees that it shall not terminate or waive any of its rights under the Advenchen Agreement without the prior written consent of Servier, which will not be unreasonably withheld. EOS shall notify Servier when it has received any notice from Advenchen stating that EOS has breached or may breach the Advenchen Agreement or that Advenchen intends to terminate or is terminating the Advenchen Agreement.

(b) Upon Servier’s request, EOS shall use its commercially reasonable efforts to obtain from Advenchen a letter confirming that in the event of termination of EOS’ rights under the Advenchen Agreement, Servier shall have the possibility to become a direct licensee of Advenchen as set forth in section 14.6 of the Advenchen Agreement. Servier shall be given the opportunity to review and approve the content of the abovementioned letter prior to its submission for signature to Advenchen.

(c) As soon as reasonably practicable after the Effective Date, EOS shall use its commercially reasonable efforts to request that Advenchen take the ADBK Actions. Unless otherwise agreed by the Parties, the milestone payment corresponding to the granting of European Patent 2125777 as provided for in subsection 8.3 below, if otherwise due and payable by Servier, shall not be paid or payable to EOS until the earliest of (i) such ADBK Actions are taken or (ii) such EOS Patents held by Advenchen have expired to the extent that Servier has benefited from the licenses and related rights granted hereunder until such expiry date, or (iii) Section 365(n) of the Bankruptcy Code is amended to include non-US Patents in the definition of “intellectual property rights” contained in such Bankruptcy Code so long as Advenchen is a US company. Subsections (i), (ii) and (iii) above shall apply during the Term, and will not survive the termination or expiration of the Agreement.

(d) Notwithstanding any provision to the contrary in this Agreement and without limiting any other right or remedy of Servier under this Agreement, in the event that the Advenchen Agreement is rejected in a federal bankruptcy proceeding and not assumed by a Third Party in a manner that does not affect any of Servier’s rights hereunder, then Servier may, at its sole discretion, either (i) terminate the Agreement for material breach by EOS pursuant to Section 11.4 or (ii) suspend all or part of its obligations hereunder. In all circumstances, EOS shall take all appropriate actions in relation to the Advenchen Agreement to preserve Servier’s rights under this Agreement (as a sublicensee under the Advenchen Agreement).

7.5 EOS’ Covenants and Lien.

(a) During the Term, EOS shall: (i) not incur any debt (including bank debt, bonds, convertible bonds or other, but excluding any obligations hereunder, any operating liabilities of EOS incurred in the ordinary course of business and any liabilities to shareholders of EOS) in excess of its net worth and (ii) maintain net worth in excess of one (1) Million Euros (excluding any obligations hereunder, any operating liabilities of EOS incurred in the ordinary course of business and any liabilities to shareholders of EOS). EOS shall provide no later than March 31 of each calendar year, and at any time during the Term, upon Servier’s request made no more frequently than quarterly, a balance sheet (audited at least once each calendar year) prepared in accordance with GAAP with regard to its debt and net worth. EOS shall also immediately notify to Servier of any event likely to adversely impact EOS’ financial situation with an assessment of such impact, and provide all information and documents reasonably requested by Servier in this respect. In consideration of the amount received pursuant to Section 8.2 and its other rights pursuant to this Agreement, EOS hereby shall assign to Servier the EOS Patents (excluding any Patent granting rights with respect to the Retained Territory) owned by EOS effective upon EOS’ breach of the covenants set forth in this Section 7.5 (a). Within ninety (90) days following Servier’s request, the Parties shall execute any additional document as may be useful to perfect such conditional assignment. If such assignment becomes effective, (i) Servier shall grant to EOS a royalty free, fully paid up, perpetual, license, with the right to sublicense, under such EOS Patents to exercise the Retained Rights as set forth in Section 7.1 (b) and (ii) in the event of termination of this Agreement by Servier pursuant to Sections 11.2 or 11.3 or by EOS pursuant to Section 11.4, such EOS Patents shall be assigned back to EOS, at no cost to EOS. For the avoidance of doubt, the effectiveness of such assignment to Servier shall have no effect on Servier’s obligations pursuant to this Agreement.

(b) As soon as practicable, and in any event within one hundred and twenty (120) days following the Effective Date, in order to secure EOS’ obligations pursuant to Section 7.5 (a) and Servier’s damages in the event that the licenses granted by EOS to Servier under Section 7.1 are terminated otherwise than as contemplated under Sections 11.2 to 11.5, EOS shall grant to Servier a first priority lien on the EOS Patents (excluding any Patent granting rights with respect to the Retained Territory) owned by EOS, or such other form of charge, pledge or security interest as may be appropriate under the Laws governing such intellectual property, and EOS shall execute, deliver, and file in the appropriate registers all such documents and instruments as may be required to grant and perfect such lien.

8.	PAYMENTS

8.1 Notification, Payment and Invoicing. Any and all amounts payable by a Party to the other Party under this Agreement shall be invoiced as follows:

(a) by EOS to Servier: 50 rue Carnot, 92284 Suresnes Cedex, France to the attention of Direction de la Coopération Scientifique. Servier shall notify in due time to EOS which legal entity between Les Laboratoires Servier and Institut de Recherches Internationales Servier has to be invoiced.

(b) by Servier to EOS: Via Monte di Pietá, 1/A, 20121 Milan, Italy, to the attention of the Chief Executive Officer. For all payments due pursuant to Sections 8.3 and 8.4 below, payment shall be made within forty five (45) days of the date of the corresponding invoice. Each Party shall inform the other Party promptly and no later than within thirty (30) days of the occurrence of an event triggering a payment obligation on the informing Party.

8.2 Upfront Payment. Within thirty (30) days after the Effective Date (and subject to the submission of an invoice within three (3) days of the Effective Date), Servier shall pay to EOS a one-time, non-refundable and non-creditable upfront cash payment of Forty-Five Million Euros (€45,000,000).

8.3 European Patent 2125777. Subject to section 7.4(c), after (i) the granting by the European Patent Office (EPO) of patent EP 2125777, or (ii) the end of opposition and/or appeal, if any, of patent EP 2125777, whichever is later, Servier shall pay to EOS a one-time, non-refundable and non-creditable milestone payment of *** Euros (€***).

8.4 Milestone Payments.

(a) General. Servier shall make one-time, non-refundable and non-creditable milestone payments to EOS as provided below after the achievement of each applicable milestone event by Servier or its Affiliates or sublicensees.

(b) Development and Regulatory Milestones for Indications. The following milestone payments shall be payable to EOS for the Product to achieve the following milestone events:

Milestone Event	Milestone Payment
Upon obtaining Clinical Trial Approval for the first Phase 3 Clinical Trial or Pivotal Clinical Trial for a first Indication for the Product in the Licensed Territory	€***

Upon obtaining Clinical Trial Approval for the first Phase 3 Clinical Trial or Pivotal Clinical Trial for a second Indication for the Product in the Licensed Territory	€***

Upon obtaining Clinical Trial Approval for the first Phase 3 Clinical Trial or Pivotal Clinical Trial for a third Indication for the Product in the Licensed Territory	€***

MAA Filing for the first Indication of the Product	€***

Approval by European Commission of the first Marketing Authorization Application for the first Indication of the Product	€***

For clarity, the maximum total amount payable under this Section 8.4(b) if all milestones are achieved would be €***. For further clarity, the maximum number of Indications for which Servier would owe milestones under this Section 8.4(b), in the aggregate, is three (3).

(c) Sales Milestones. Servier shall make the following one-time, non-refundable and non-creditable sales milestone payments to EOS when the aggregate Net Sales of all Products in the Licensed Territory (not any particular country or region) first reach the thresholds specified below in any four (4) consecutive calendar quarters.

Threshold for Aggregate Net Sales in the Licensed Territory	Milestone Payment
€***	€***
€***	€***
€***	€***
€***	€***

To the extent more than one sales threshold is reached in any given four (4) consecutive calendar quarters, then the applicable milestone payment for each such achievement shall be due and owing with respect to such period.

8.5 Royalty Payments.

(a) Royalties in Licensed Territory. Servier shall pay to EOS quarterly royalties on Net Sales of Products in the Licensed Territory (not any particular country or region) during such calendar quarter, on a Product-by-Product basis, as calculated by multiplying the total Net Sales of such Product during such calendar quarter by the applicable royalty rate as determined in the following royalty rate table. For purposes of determining the applicable royalty rate, all Net Sales of the Product in the Licensed Territory shall be aggregated.

Net Sales of Product	Royalty Rate
For that portion of calendar year Net Sales less than or equal to *** Euros (€***)	***	%
For that portion of calendar year Net Sales greater than *** Euros (€***) but less than or equal to *** Euros (€***)	***	%
For that portion of calendar year Net Sales greater than *** Euros (€***)	***	%

(b) Royalty Term. Royalties under this Section 8.5 in each country will be payable starting as of the First Commercial Sale and only to the extent there is in such country a *** under this Agreement and Covering the sale or use of the Product or Data Exclusivity relating to the Product (such term being defined, on a country by country basis as the “Royalty Term”).

(c) Royalty Adjustments.

(i) Third Party License. If, after the Effective Date, Servier or its sublicensee or designee: (A) reasonably determines that it is necessary or useful to obtain a license from any Third Party under patent rights controlled by such Third Party in order to make, have made, use, sell, offer for sale or import a Product in any country, and pursuant to such license is required to pay a royalty or other payments to the Third Party, or (B) is required by any court of competent jurisdiction, due to infringement of patent rights controlled by such Third Party in any country(ies), to pay a royalty or other payments (including damages) to such Third Party, then Servier may deduct from the royalties that would otherwise be due to EOS fifty percent (50%) of any such amount paid by Servier to such Third Party; provided that the deduction pursuant to this Section 8.5(c)(i) shall not reduce the royalties due to EOS for any Product below fifty percent (50%) of the amount that otherwise would have become due for such country in any calendar quarter; provided further that any such amount of reduction not utilized in a calendar quarter may be carried over to following calendar quarters for reduction by Servier.

(ii) Patent Expiry. On a country-by-country basis, if there is no Valid Claim of any EOS Patent licensed to Servier under this Agreement and Covering the composition of matter of the Product or Data Exclusivity relating to the Product, then the royalty rates under Section 8.5(a) shall be reduced by fifty percent (50%).

(iii) Generic Product. On a country-by-country basis, if, during any calendar quarter, the unit volume of sales of all such Generic Product(s) in such country during such quarter are more than *** percent (***%) of the total unit volume of sales of (i) all such Generic Product(s) plus (ii) such Product’s unit volume of sales in such country, then the royalty rates under Section 8.5(a) as adjusted pursuant to Section 8.5(c) (ii) if applicable, shall be reduced by fifty percent (50%). The percentage of sales of the Generic Product relative to all sales of unlicensed products and Products shall be based on unit-equivalent data, calculated using data provided by IMS or, in the absence of such publication by IMS, any similar market data source, or if such data is not available, another reliable data source that is mutually acceptable to EOS and Servier.

(d) Royalty Reports and Payments. During the Royalty Term and within forty five(45) days following the end of each calendar quarter following the First Commercial Sale of a Product by Servier or its Affiliate or sublicensee anywhere in the Licensed Territory, Servier shall provide EOS with a report containing the following information for the applicable calendar quarter, on a Product-by-Product basis: (i) gross sales and Net Sales of Product consolidated in Euros, (ii) a calculation (including the basis of such calculations) of the royalty payment due on such sales, (iii) the adjustment, if any, made in accordance with the terms of Section 8.5(c), as well as any other details reasonably requested by EOS. Within fifteen (15) days of providing the report to EOS, Servier shall proceed to the payment of the royalties due by wire transfer of immediately available funds.

8.6 Payment Method. All payments due under this Agreement to EOS shall be made in Euros by bank wire transfer in immediately available funds to an account designated by EOS.

8.7 Late Payment. If either Party fails to make any payment due to the other Party under this Agreement, then interest shall accrue on a daily basis at the rate equal to one month EURIBOR plus ten (10) basis points per annum, or at the maximum rate permitted by applicable Law, whichever is the lower.

8.8 Foreign Exchange. Conversion of sales recorded in local currencies to Euros shall be performed in a manner consistent with Servier’s normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.

8.9 Records; Inspection. During the Royalty Term, Servier shall, and shall ensure that its Affiliates and sublicensee(s) will, keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar year to which they pertain. Such records shall be open for inspection during such period by independent accountants reasonably acceptable to Servier (who shall agree with Servier to keep such records confidential), solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, on reasonable notice during normal business hours, and shall solely relate to the three (3) preceding calendar years. Any underpayment or overpayment (plus interest as set forth in Section 8.7) that are discovered shall be paid by the owing Party within thirty (30) days. Inspections conducted under this Section 8.9 shall be at the expense of EOS, unless the inspection discloses an underpayment by Servier of *** percent (***%) or more of the amount due for any period covered by the inspection, whereupon the reasonable fees of the independent accountant relating to the inspection for such period shall be paid promptly by Servier.

8.10 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Taxes and withholding. All payments due and payable under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by applicable laws. If the paying Party is so required to deduct or withhold, such Party will (a) promptly notify the other Party of such requirement, (b)

pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the other Party, and (c) promptly forward to the other Party an official receipt (or certified copy) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

(c) Other Taxes. Each Party shall be solely responsible for the payment of Value Added Tax, custom duties, registration duties, transfer taxes, stamp duties and any other taxes or duties imposed to it in relation with the payments made under this Agreement.

(d) EOS Obligations. The provisions of subsections (b) and (c) above shall apply mutatis mutandis to EOS where EOS is the paying Party.

(e) Set Off. Notwithstanding any other provisions herein, Servier shall be entitled to offset any payment due by Servier to EOS pursuant to this Article 8 against any amounts owed by EOS to Servier pursuant to Section 3.2(b).

9.	INTELLECTUAL PROPERTY

9.1 Ownership. Each Party shall own all inventions, Information and other intellectual property, whether or not patentable, made solely by its or its Affiliates’ own employees, agents, or independent contractors in the course of conducting its or its Affiliates’ activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”). The Parties shall jointly and equally own any inventions, Information and other intellectual property, whether or not patentable, that are made jointly by employees, agents, or independent contractors of each Party or its Affiliates in the course of conducting its or its Affiliates’ activities under this Agreement (including pursuant to the Global Development Plan), together with all intellectual property rights therein (“Joint Inventions”). Inventorship shall be determined in accordance with Swiss law. All Patents claiming patentable Sole Inventions (but not Joint Inventions) shall be referred to herein as “Sole Invention Patents”. All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Invention Patents”. Servier hereby grants to EOS an exclusive license, with the right to sublicense, under its interest in the Joint Invention Patents for use in the Development, Manufacture and Commercialization of the Product in and for the Retained Territory in the Field. Except to the extent either Party is restricted by the licenses and rights granted to the other Party or its Affiliates under this Agreement, including the exclusive license from EOS to Servier with respect to the Product in the Licensed Territory and the Field and the exclusive license from Servier to EOS with respect to the Product in and for the Retained Territory and the Field, each Party and its Affiliates shall be entitled to practice and exploit (including through the grant of licenses in its territory) the Joint Inventions and the Joint Invention Patents without the duty of accounting or seeking consent from the other Party.

9.2 Disclosure. Each Party shall promptly disclose to the other Party all Sole Inventions and Joint Inventions, including any invention disclosures or other similar documents, submitted to it by its or its Affiliates’ employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions, and all Information relating to such inventions to the extent necessary for the preparation, filing and prosecution of any Patent with respect to such invention. Upon the disclosure of a Joint Invention or Sole Invention pursuant to this Section 9.2, the Parties shall promptly discuss such Joint Invention or Sole Invention and (a) confirm its status as either a Joint Invention or a Sole Invention in light of the ownership principles set forth in Section 9.1 and (b) determine whether to file a patent application claiming such Joint Invention or Sole Invention; provided that the Party owning such Sole Invention shall nonetheless have the right to file for such patent application.

9.3 Patent Prosecution.

(a) EOS Patents and Joint Invention Patents.

(i) Licensed Territory. Except as otherwise provided in this Section 9.3(a)(i), Servier shall have the first right, but not the obligation, to prepare, file, prosecute and maintain, at Servier’s sole cost and expenses, the EOS Patents and Joint Invention Patents in the Licensed Territory, using patent counsel reasonably acceptable to EOS. To that effect, EOS shall (i) obtain and provide to Servier all necessary powers of attorney to file, prosecute and maintain the EOS Patents (including the Patents owned by Advenchen listed in Exhibit 1.33) and Joint Invention Patents in the Licensed Territory and (ii) provide to Servier promptly following their receipt, all material communications regarding such EOS Patents (including the Patents owned by Advenchen listed in Exhibit 1.33) and Joint Invention Patents in the Licensed Territory. The Parties shall discuss and confer with respect to the overall patent strategy with respect to the EOS Patents and any Joint Invention Patents in the Licensed Territory and Retained Territory. Servier shall provide EOS reasonable opportunity to review and comment on all material communications and actual and prospective filings and submissions regarding such EOS Patents and Joint Invention Patents in the Licensed Territory, including by providing EOS with a copy of material communications from any patent authority in the Licensed Territory regarding such EOS Patents and Joint Invention Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses, provided that Servier shall have final decision making authority with respect to the preparation, filing, prosecution and maintenance of the EOS Patents and Joint Invention Patents in the Licensed Territory. Notwithstanding the foregoing, if Servier determines in its sole discretion to abandon or not maintain any EOS Patent or any Joint Invention Patent in the Licensed Territory or in any particular country, or to not file for rights in any particular country with respect to any EOS Patent or Joint Invention Patent, then Servier shall notify EOS not less than two (2) months before any relevant deadline , and thereafter EOS shall have the right, but not the obligation, to pursue, at EOS’s expense and in EOS’s sole discretion, prosecution of such EOS Patent. If Servier no longer wishes to maintain or prosecute any Joint Invention Patents in the Licensed Territory, then Servier shall give reasonable notice to EOS, and thereafter, EOS may, upon written notice to Servier, prosecute and maintain such Joint Invention Patent, in which case, Servier shall assign at no cost to EOS its interest in such Joint Invention Patent so that it shall become solely owned by EOS and no longer be considered as a Joint Invention Patent but as an EOS Patent for purposes of this Agreement.

(ii) Retained Territory. In the Retained Territory, EOS shall have the sole authority and control over the preparation, filing, prosecution and maintenance of the EOS Patents and Joint Invention Patents in the Field, at EOS’ sole cost and expense, provided that EOS shall update Servier from time to time on the status of such Patent prosecution and maintenance efforts. With respect to the Joint Invention Patents, EOS shall keep Servier advised of the status of all communications and actual and prospective filings and submissions regarding the Joint Invention Patents in the Retained Territory, and shall give Servier a reasonable opportunity to review and comment on any such communications, filings, filing date and submissions proposed to be sent to any patent office, including by providing Servier with a copy of material communications from any patent authority in the Retained Territory regarding such EOS Patents and Joint Invention Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. If EOS no longer wishes to maintain or prosecute any Joint Invention Patents in the Retained Territory, then EOS shall give reasonable notice to Servier, and thereafter, Servier may, upon written notice to EOS, prosecute and maintain such Joint Invention Patent, in which case, EOS shall assign at no cost to Servier its interest in such Joint Invention Patent so that it shall become solely owned by Servier and no longer be considered as a Joint Invention Patent for purposes of this Agreement.

(b) Patent Term Extension. EOS and Servier shall cooperate with each other and shall use Diligent Efforts in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country to the EOS Patents and Joint Invention Patents.

(c) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in this Section 9.2, including providing any necessary information, documents, and powers of attorney, and executing any other required documents or instruments for such prosecution.

9.4 Enforcement of Patents.

(a) Notification and Dispute Resolution. If either Party becomes aware of any existing or threatened infringement of any EOS Patents or Joint Invention Patents, which infringing activity involves the manufacture, use, import, offer for sale or sale of any Product in the Licensed Territory (a “Product Infringement”) or Retained Territory, it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Product Infringement. The Party bringing an infringement action pursuant to this Section 9.4 shall have sole and final decision making authority with respect to any strategy or litigation tactics related to such Product Infringement.

(b) EOS Patents and Joint Invention Patents. In the Licensed Territory, Servier shall have the first right, but shall not be obligated, to bring an infringement action against any person or entity engaged in a Product Infringement of the EOS Patents and Joint Invention Patents, at Servier’s cost and expense provided, however, that (i) to the extent reasonably practicable, prior to initiating any such suit or proceeding, the Parties shall discuss the extent and impact of the Product Infringement; and (ii) Servier shall promptly disclose to EOS all material information related to such action. If Servier or any of its sublicensees does not desire to bring such an action or to continue to pursue such action with respect to any such Patent (or to settle or otherwise secure the abatement of such Product Infringement), it shall so notify EOS within ninety (90) days following Servier’s receipt or delivery of the notice under Section 9.4(a), in which event EOS shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, unless Servier reasonably objects to such action for likely having a material adverse effect upon the Commercialization (including profitability) of the Licensed Product in the Licensed Territory. In the Retained Territory, EOS shall have the first right, but shall not be obligated, to bring an infringement action against any person or entity engaged in a Product Infringement of the EOS Patent and Joint Invention Patents, at EOS’s cost and expense

(c) Cooperation. Each Party shall provide to the enforcing Party under this Section 9.4 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, subject to Section 9.4(a). To the extent that the non-enforcing Party owns or controls the Patent being enforced, it shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party shall have the right to settle any patent infringement litigation in the Licensed Territory under this Section 9.4 without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(d) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 9.4(b) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: (i) in the case of any recovery for a Product Infringement pursuant to an infringement action brought by Servier under Section 9.4(b), such recoveries shall be deemed Net Sales of Servier, and (ii) in the case of any recovery for a Product Infringement of a EOS Patent or Joint Invention Patent brought by EOS under Section 9.4(b), such recoveries shall be allocated ***percent (***%) to EOS and *** percent (***%) to Servier.

9.5 Patent Oppositions and Other Proceedings.

(a) If an EOS Patent or Joint Invention Patent in the Licensed Territory or Retained Territory becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then Servier (if in the Licensed Territory) or EOS (if in the Retained Territory) shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Servier decides that it does not wish to defend against such action, it shall notify EOS reasonably in advance of all applicable deadlines, and EOS shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense.

(b) The Party controlling any defense under Section 9.5(a) shall permit the non-controlling Party to participate in the proceedings to the extent permissible under applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any infringement action pursuant to Section 9.4(b) shall also have the sole right to control the response to any attack on the validity, title, or enforceability of a Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action. Neither Party shall have the right to settle any proceeding under this Section 9.5 with respect to any EOS Patent or Joint Invention Patent without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(c) The Party controlling any defense under Section 9.5(a) will reasonably consider comments of the other Party with respect to any Patent litigation strategy under this Section 9.5, but shall have sole and final decision making authority with respect to such Patent litigation strategy.

9.6 Infringement of Third Party Rights. Without prejudice to the representations and warranties and covenants, if any Product used or sold by Servier or its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of such Third Party’s intellectual property rights in any jurisdiction in connection with the Development, Manufacture or Commercialization of the Product, then without prejudice to any indemnification obligations, Servier shall promptly notify EOS, and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Unless agreed otherwise by the Parties and without prejudice to any indemnification obligations, Servier shall be solely responsible for defending itself against any such claim or assertion in the Licensed Territory, at its sole expense. To the extent EOS engages separate counsel in such defense, it would be at its own cost and expense. Servier shall keep EOS fully informed of such claim and its defense, and shall reasonably consider and seek to accommodate any timely comments of EOS with respect thereto.

9.7 No Other Lien. Except as set forth in Section 7.5 (b) and unless otherwise previously agreed in writing by Servier, EOS shall not during the Term (a) grant any lien, pledge, encumbrance, mortgage, security interest, purchase option, call or similar right, conditional and installment sale agreements, charges or claims of any kind (other than licenses in the Retained Territory) (collectively “Liens”) with respect to EOS Patents and Joint Invention Patents or (b) permit such a Lien, to attach to any of such rights.

9.8 Patent Marking. Servier shall, and shall require its Affiliates and sublicensees to, mark Products sold by or on behalf of it hereunder with appropriate patent numbers or indicia to the extent permitted by applicable Laws, and only in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringement of EOS Patents or Joint Invention Patents.

10.	CONFIDENTIALITY

10.1 Confidentiality Obligations. The Parties agree that during the Term and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party shall: (a) use Diligent Efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value); (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties; and (c) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or in connection with exercising such Party’s or its Affiliates’ rights and/or fulfilling their obligations under this Agreement or any other agreement between the Parties or their Affiliates.

10.2 Exceptions. The obligations in Section 10.1 shall not apply with respect to any portion of the other Party’s Confidential Information that the receiving Party can show by competent written proof:

(a) was known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain, at the time of disclosure by the other Party;

(c) becomes generally available to the public or otherwise part of the public domain after the disclosure by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) is subsequently independently developed by employees or contractors of the receiving Party who had no access to or knowledge of the other Party’s Confidential Information.

10.3 Authorized Disclosure. A Party may disclose to a Third Party the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that unless otherwise provided below, notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) filing or prosecuting Patents in accordance with Section 9.2;

(b) complying with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Products;

(c) prosecuting or defending litigation as contemplated by this Agreement;

(d) disclosure to its or its Affiliates’ employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement or any other agreement between the Parties or their Affiliates consistent with the terms of this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(e) disclosure to each Party’s board of directors (or similar governing body) on a confidential basis any bona fide potential or actual investor, sublicensee, acquiror or merger partner or other potential or actual financial partner for the sole purpose of evaluating an actual or potential investment, sublicense, acquisition or other business relationship; provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; provided, however, that where such potential recipient is a pharmaceutical company, EOS shall not disclose Confidential Information of Servier related to the Global Development Plan or the Product in the Licensed Territory without Servier’s prior written approval which shall not be unreasonably withheld or delayed; or

(f) complying with applicable Laws, including regulations promulgated by applicable security exchanges, court orders or administrative subpoenas or orders

(g) in the case of EOS, disclosure to Advenchen as required pursuant to the Advenchen Agreement.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 10.3(c) or Section 10.3(f), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party, at such other Party’s expense, in obtaining a protective order preventing or limiting the required disclosure.

10.4 Publicity; Terms of Agreement.

(a) On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in a form mutually agreed upon. Neither Party shall issue any subsequent press release or make other disclosures regarding this Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, such consent not to be unreasonably withheld; or (b) in accordance with Article 10. Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party and provided such information remains accurate as of such time.

(b) If either Party desires to make a public announcement in connection with this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, regulation or stock exchange rules, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release or governmental filing shall provide its comments, if any, within five (5) business days after receiving the press release for review.

10.5 Technical Publications. Neither Party may publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement, without the opportunity for prior review and coordination by the other Party, except to the extent required by applicable Laws. A Party seeking publication shall provide the other Party the opportunity to review and comment on any proposed publication which relates to the Product at least forty-five (45) days (but only five (5) business days for abstracts) prior to its intended submission for publication. The other Party shall provide the Party seeking publication with its comments in writing, if any, within twenty (20) days (but only three (3) business days for abstracts) after receipt of such proposed publication. The Party seeking publication shall consider in good faith any comments thereto provided by the other Party and shall comply with the other Party’s request to remove any and all of such other Party’s Confidential Information from the proposed publication. In addition, the Party seeking publication shall delay the submission for a period up to one hundred and eighty (180) days in the event that the other Party can demonstrate reasonable need for such delay, including the preparation and filing of a patent application. If the other Party fails to provide its comments to the Party seeking publication within such twenty (20)-day period (or three (3) business day period for abstracts), such other Party shall be deemed not to have any comments, and the Party seeking publication shall be free to publish in accordance with this Section 10.5 after the forty-five (45)-day period (or five (5) business day period for abstracts) has elapsed. The Party seeking publication shall provide the other Party with a copy of the manuscript at the time of the submission. Each Party agrees to acknowledge the contributions of the other Party and its employees in all publications as scientifically appropriate, unless such other Party objects.

10.6 Equitable Relief. Each Party acknowledges that its breach of this Article 10 may cause irreparable harm to the other Party, which might not be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 10 by the other Party.

11.	TERM AND TERMINATION

11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall remain in effect on a Product-by-Product basis until the expiration of the Royalty Term in the last country of the Licensed Territory and shall continue thereafter for so long as Servier is developing or selling such Product in any country in the Licensed Territory (the “Term”). Upon expiration of the Royalty Term for a particular Product in a country, the licenses and rights granted to Servier under this Agreement shall, with respect to such country, become royalty-free, fully paid-up, perpetual (i.e., as long as EOS Know How or other Information licensed hereunder is not publically available), irrevocable and non-terminable.

11.2 Unilateral Termination by Servier. Notwithstanding the above, Servier shall be permitted to terminate the Agreement on a country-by-country basis, without cause and without damages due by Servier to EOS, its Affiliates, licensees or sub-licensees on account of such termination, upon one hundred eighty (180) days prior written notice to EOS (it being understood that Servier shall at all times remain liable for all costs incurred by it under this Agreement during such notice period), but in no event prior to December 31, 2012.

11.3 Termination for Safety Reasons. Notwithstanding Section 11.2, if Servier reasonably determines that the Compound or the Product shows significant safety issue in humans, Servier shall immediately notify EOS, and shall be permitted to terminate the Agreement on a country-by-country basis, promptly, but in any event within thirty (30) days of Servier’s determination of such issue.

11.4 Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party which notice shall clearly mention the remedies that the non-breaching Party intends to apply should the breach remain uncured. The allegedly breaching Party shall have ninety (90) days from such notice to dispute or cure such breach. If (A) the Party receiving notice of breach fails to cure such breach, or fails to dispute any of the matters described in the next sentence, within such ninety (90)-day period and (B) (i) the uncured material breach is a breach of one or more payment obligations totaling *** (***) *** Euros (€***) or more, or (ii) the uncured material breach cannot be adequately remedied through a combination of specific performance and payment of money damages, then the non breaching Party may terminate this Agreement in its entirety. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach or the satisfaction of the conditions set forth in subclause (B) and provides written notice of that dispute to the other Party, the matter shall be addressed under the dispute resolution provisions in Article 14, and the notifying Party may not terminate this Agreement until it has been determined under Article 14 that the conditions for termination of this Section 11.4 are met, in which case, such termination shall then be effective upon written notification from the notifying Party to the breaching Party. For clarification purpose, for Servier’s material breach of its obligations set forth in Sections 3.6 and 5.4, EOS shall only be permitted to terminate the Agreement with respect to those countries to which such breach relates; provided, that with respect to the European Union, Without prejudice to EOS’right of indemnification to seek damages and other remedies hereunder, EOS shall not be permitted to terminate the Agreement pursuant to this Section 11.4 if Servier performs its obligations set forth in Sections 3.6 or 5.4 in at least one country of the European Union.

11.5 Termination for Patent Challenge. If Servier challenges the validity, scope, or enforceability of or otherwise opposes any EOS Patents, then EOS may terminate this Agreement upon thirty (30) days prior written notice, unless Servier withdraws such challenge or opposition within the thirty (30) day notice period. If a sublicensee of Servier challenges or opposes the validity, scope, or enforceability of or otherwise opposes any EOS Patent , then Servier shall, upon thirty (30) days prior written notice from EOS, either (i) terminate such sublicense (ii) cause such sublicensee to withdraw such challenge or opposition, or (iii) cause such sublicensee to terminate such further sublicense or cause such further sublicense to withdraw such challenge or opposition. In the event that all or any portion of this Section is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then the Parties will use commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s).

11.6 Effects of Termination of the Agreement. Upon any early termination of this Agreement (other than, for avoidance of doubt, by operation of Section 11.1), in its entirety or on a country-by-country basis:

(a) Termination of License. Other than termination by Servier on the basis of a material breach of the Agreement by EOS under 11.4, all licenses granted to Servier under Section 7.1 shall terminate, but in the case of termination on a country-by-country basis, solely to the extent such licenses relate to those countries so terminated, provided that Servier shall retain a non-exclusive license under Section 7.1 to sell, offer for sale and import remaining inventories of the Products in terminated countries for a period not exceeding six (6) months.

(b) Termination for Material Breach by EOS. In the case of termination of this Agreement by Servier pursuant to Section 11.4 due to a material breach by EOS, without prejudice to any other remedies of Servier, including the right to claim damages, (i) all licenses granted to Servier under Section 7.1 shall become perpetual, fully paid up and Servier shall no longer have any obligations pursuant to this Agreement, provided however that Servier shall pay to EOS fifty percent (50%) of the royalty payments set forth in Section 8.5 when they would have become due if the Agreement had not been terminated, (ii) all licenses granted by Servier to EOS hereunder shall terminate, and (iii) the Reimbursable Amount (if any) shall become immediately payable by EOS to Servier.

(c) Regulatory Materials; Data. Other than termination on the basis of a public health and safety reason under Section 11.3, or termination by Servier on the basis of a material breach of the Agreement by EOS under Section 11.4, or except where Servier can reasonably demonstrate that Commercializing the Product in the terminated country(ies) is detrimental to Servier’s sales in the non-terminated countries, at EOS’ request which shall be notified to Servier within fifteen (15) days of the termination notice, Servier agrees to transfer to EOS the Regulatory Materials, and Regulatory Approvals, and the related data relating to the Product in such terminated country, subject to Section 11.6 (g) and appropriate indemnification of Servier by a financially capable entity and provided that EOS shall compensate Servier for the costs reasonably incurred by Servier for such transfer.

(d) Termination of Rights and Return of Confidential Information. Upon termination of this Agreement other than a termination by Servier pursuant to Section 11.4 due to a material breach by EOS, or as otherwise expressly provided in this Agreement, Servier shall surrender to EOS, or destroy and provide EOS with a certificate signed by an Executive Officer of Servier attesting to the destruction of, all copies of any Confidential Information provided by EOS hereunder. Upon termination of this Agreement other than a termination by EOS pursuant to Section 11.4 due to a material breach by Servier, EOS shall surrender to Servier, or destroy and provide Servier with a certificate signed by an Executive Officer of EOS attesting to the destruction of, all copies of any Confidential Information provided by Servier hereunder. Notwithstanding the foregoing, a Party may retain one (1) copy of any Confidential Information in an appropriately secure location.

(e) Product Mark. Other than termination on the basis of a public health and safety reason under Section 11.3, or termination by Servier on the basis of a material breach of the Agreement by EOS under Section 11.4, and except where Servier can reasonably demonstrate that Commercializing the Product under the Product Mark in the terminated country(ies) is detrimental to Servier’s sales in the non-terminated countries, at EOS’ request which shall be notified to Servier within fifteen (15) days of the termination notice Servier shall consider in good faith licensing to EOS, for a period of time allowing EOS to switch Product

Mark, any and all Product Marks then being used by Servier solely and exclusively for any such Product and transfer to EOS in the right to use during the transition period any domain names containing solely such Product Marks, in each case only to the extent that such Product Mark has actually been utilized previously by Servier in connection with the Commercialization of the Product in the Licensed Territory and is not used for any other product Controlled by Servier and do not make reference to any other trade name or trademark of Servier. Notwithstanding the foregoing, in connection with any such termination, EOS shall be permitted to utilize such Product Mark to sell existing Products during the 6 month period following any such termination.

(f) Post Termination Technology Transfer. Other than termination on the basis of a public health and safety reason under Section 11.3, or termination by Servier on the basis of a material breach of the Agreement by EOS under Section 11.4 and subject to Section 11.6 (g), at EOS’ request which shall be notified to Servier within fifteen (15) days of the termination notice, Servier shall reasonably cooperate with EOS in order to enable EOS to promptly assume the Development and/or Commercialization of all Compounds and Products (or the particular Compound and/or Product if such termination is only as to one Compound and/or Product) then being Commercialized or in Development by Servier in the Licensed Territory (or in a particular country if such termination is only as to such country). Such cooperation and assistance shall be provided in a timely manner (having regard to the nature of the cooperation or assistance requested), provided that EOS shall reimburse Servier of its internal costs and its expenses in relation with such assistance.

(g) Reimbursable Amount. In the event that Servier terminates this Agreement pursuant to Section 11.2 (Unilateral Termination by Servier), the Reimbursable Amount (if any such amount is outstanding) shall no longer be payable unless and until both of the following conditions are satisfied: (a) EOS requests the transfer of the Regulatory Materials pursuant to Section 11.6 (c) and (b) EOS, or any of its Affiliates or sublicensees file an MAA (or equivalent in the Retained Territory) or obtain the transfer in their name of a Regulatory Approval using the Regulatory Materials transferred by Servier. If the Reimbursable Amount becomes payable pursuant to the preceding sentence, it shall be paid as follows: Servier shall receive *** percent (***%) of all licensing proceeds received by EOS from a Third Party Partner or any other licensees or sublicensees of the Product anywhere in the world (including any upfront, milestone payments and royalties), until the Reimbursable Amount has been paid in full.

(h) Sole Remedy. In the event that Servier terminates this Agreement pursuant to Section 11.2 (Unilateral Termination by Servier) or EOS terminates this Agreement for Servier’s material breach of its obligations set forth in 3.6 and 5.4, the provisions set forth in Section 11.6 (c), (e) and/or (f) if elected by EOS shall constitute EOS’ sole remedy

11.7 Accrued Rights. Subject to Section 11.6 (h), termination or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination or expiration, including damages arising from any breach under this Agreement. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

11.8 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 3.2(b), 3.7, 7.2, 7.5, 8.9, 9.1, 11.6(b), 11.6(g), 11.7, 11.8, 12.4 and Articles 1, 10, 13, 14 and 15.

12.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing, if applicable, under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement, and to carry out and otherwise perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, and (iv) the carrying out and other performance of its obligations under this Agreement by such Party (a) does not conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including its certificate of incorporation or by-laws, and (b) does not violate applicable Law or any judgment, injunction, order or decree of any governmental authority having jurisdiction over it

(c) No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Law currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements.

12.2 Additional Representations and Warranties of EOS. EOS represents and warrants to Servier that, as of the Effective Date:

(a) Title; Encumbrances. It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the EOS Technology to grant the licenses and lien to Servier as purported to be granted pursuant to this Agreement. EOS is the sole and exclusive owner of or exclusively Controls, pursuant to the Advenchen Agreement, all of the EOS Patents and EOS Know-How. EOS has the right to use and disclose and to enable Servier to use and disclose (in each case under appropriate conditions of confidentiality) the EOS Know-How. EOS has taken all reasonable precautions to preserve the confidentiality of the EOS Know-How, and has not disclosed to any Third Party any EOS Know-How that is or was confidential except under appropriate conditions of confidentiality.

(b) Sufficiency. Exhibit 1.33 sets forth a complete and accurate list of all EOS Patents in existence as of the Effective Date. The EOS Patents are all of the Patents owned or Controlled by EOS or its Affiliates as of the Effective Date that claim the composition, manufacture or use of a Compound and/or Product.

(c) Non-Infringement. To EOS’ knowledge, none of the Development, Manufacture, or Commercialization of the Compound or Product as it exists as of the Effective Date, interferes with, infringes, misappropriates or otherwise violates any intellectual property rights of any Third Party. EOS has not received any verbal or written claim or demand of any person or entity that the manufacture, use, or sale of the Compound in the Licensed Territory infringes a Third Party Patent or infringes or misappropriates any other Third Party intellectual property.

(d) No Out-Bound Agreements. EOS has not granted any Third Party (including any academic organization or agency), or any Affiliate, any rights to the Compound or Product (except for rights outside of the Licensed Territory).

(e) Proper Assignment of Rights. EOS has obtained from all individuals who participated in any respect in the invention or authorship of any EOS Technology owned by EOS or its Affiliates effective assignments of all ownership rights of such individuals in such EOS Technology, either pursuant to written agreement or by operation of law.

(f) Pending or Threatened Proceedings. There are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Compound and/or the EOS Technology relating to the Compound by or against EOS or any of its Affiliates, , in or before any court, governmental or regulatory authority. In particular, there are no pending or threatened product liability actions involving the Compound. There are no claims, judgments or settlements against or owed by EOS relating to the EOS Technology or the Compound.

(g) Intellectual Property Proceedings. EOS is not aware of any fact or circumstance which would make the EOS Patents invalid and enforceable. Neither EOS nor any of its Affiliates have received any written communication alleging that any of the EOS Patents are unpatentable, invalid or unenforceable or are subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceeding. EOS has not taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the EOS Patents. As of the Effective Date, the EOS Patents exist, and EOS has not received any written notice from a Government Authority that the EOS Patents are invalid or unenforceable, in whole or in part.

(h) Information and Regulatory Data. EOS has disclosed or made available to Servier in writing, complete and correct copies of (i) any and all study reports, data and information in its Control or that been provided to any Regulatory Authority, (ii) all filings and correspondence between EOS and its Affiliates and any Regulatory Authority, in the case of both (i) and (ii) relating to the Compound, and any other Information requested by Servier in writing. In the course of the development of Products, each Party has not used any employee or consultant who has been debarred by any Regulatory Authority, or, to the Best Knowledge of EOS, was the subject of debarment proceedings by a Regulatory Authority. All studies conducted with respect to the Compound have been conducted by EOS, and to EOS’ Best Knowledge, Advenchen, substantially in accordance with applicable Laws by persons with appropriate education, knowledge and experience.

(i) Due Diligence Data. The documents containing the technical Information and Know-How disclosed or made available to Servier prior to the Effective Date are true and accurate copies of what they purport to be. EOS has made available to Servier all Information in its (or its Affiliates’) possession or control relating to the Compound and the Development, Manufacture and Commercialization of the Compound or the Product, that EOS believes, after due inquiry, is material to the marketability of the Product in the Licensed Territory. In addition, EOS has disclosed to Servier any material information known to EOS as of such date with respect to (i) the safety of the Compound, (ii) the efficacy of such Compound, and (iii) any then existing circumstance which would be reasonably likely to prohibit or prevent the Development, Manufacturing and/or Commercialization of the Compound in the Licensed Territory.

(j) Notice of Infringement or Misappropriation. Neither EOS nor its Affiliates have received any written notice from any Third Party asserting or alleging that any research or development of the Compound or Product by EOS or its Affiliates prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party.

(k) Advenchen Agreement. EOS is not, and has not received any written notice from Advenchen alleging otherwise, in default or in breach of the Advenchen Agreement. There exists no condition or event (including the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by EOS under the Advenchen Agreement, or would give Advenchen any right of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any lien, in each case. EOS shall be solely responsible for any and all payments that become due to Advenchen, and EOS promptly shall make all such payments.

12.3 Mutual Covenants.

(a) No Debarment. In the course of the Development of Products, neither Party nor its Affiliates shall use any employee or consultant who is debarred by any Regulatory Authority, or, to such Party’s Best Knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development, Manufacture and Commercialization of the Product and performance of its obligations under this Agreement.

12.4 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EOS understands and acknowledges, on behalf of itself, Affiliates and sublicensees, that access to and use of any pre-clinical and clinical data or any other Information disclosed by Servier, its Affiliates or sublicensees under this Agreement, are disclosed on an “as is” basis without any warranty of any kind. EOS, its Affiliates and sublicensees, accept all risk and liability in relation to the use of such data or Information. Servier understands and acknowledges, on behalf of itself, Affiliates and licensees, that the Third Party Partner to the extent such Third Party Partner is not an Affiliate of EOS makes no warranty of any kind to Servier as to the pre-clinical and clinical data or any other Information of such Third Party Partner and made available to Servier under this Agreement.

13.	INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Indemnification by Servier. Servier shall defend, indemnify, and hold EOS and its Affiliates and their respective officers, directors, employees, and agents (the “EOS Indemnitees”) harmless from any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such EOS Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“Claims”) against such EOS Indemnitees to the extent arising from or based upon (a) the Development, Manufacture or Commercialization of the Product by or on behalf of Servier or its Affiliates or its or their sublicensees (excluding in all cases EOS or its Affiliates or sublicensees) in the Licensed Territory; (b) the breach of any of Servier’s obligations under this Agreement, including Servier’s representations and warranties set forth herein; or (c) the willful misconduct or gross negligence of any Servier Indemnitee.

13.2 Indemnification by EOS. EOS shall defend, indemnify, and hold Servier and its Affiliates and their respective officers, directors, employees, and agents (the “Servier Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Servier Indemnitees, all to the extent resulting from Claims against such Servier Indemnitees to the extent arising from or based upon (a) the Development, Manufacture or Commercialization of the Product by or on behalf of EOS or its Affiliates or its or their sublicensees (excluding in all cases Servier, its Affiliates or its sublicensees) prior to the Effective Date or in the Retained Territory after the Effective Date; (b) the breach of any of EOS’ obligations under this Agreement, including EOS’ representations and warranties set forth herein; (c) the willful misconduct or gross negligence of any EOS Indemnitee; or (d) the use by EOS or its Affiliates or its or their sublicensees (including any Third Party Partner) in the Retained Territory of pre-clinical and clinical data and Information or Regulatory Materials supplied by Servier to EOS under this Agreement.

13.3 Conditions to Indemnification. The Party claiming indemnity under this Article 13 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim, provided that the failure to promptly provide such notice shall not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party’s defense of the relevant Claim is prejudiced by such failure. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that, as long as however that (a) the claim solely seeks monetary damages, (b) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full and (c) the Indemnifying Party provides evidence to the Indemnified Party’s satisfaction that it has the financial capacity to defend and indemnify the Indemnified Party against the Claim (the matters described in (a), (b) and (c), the “Litigation Conditions”), the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. So long as the Litigation Conditions are satisfied and the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 13.

13.4 Limitation of Liability.

(a) EXCEPT FOR ANY CLAIMS RELATED TO ONE PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED HEREUNDER, AND/OR ANY BREACH OF CONFIDENTIALITY OR AMOUNTS PAYABLE TO A THIRD PARTY CLAIMANT UNDER SECTIONS 13.1 OR 13.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

(b) EOS AGREES AND ACKNOWLEDGES, AND ACCEPTS ALL RISK AND LIABILITY, ON BEHALF OF ITSELF, ITS AFFILIATES AND ITS SUBLICENSEES, IN RELATION TO THE USE OF ANY PRE-CLINICAL AND CLINICAL DATA OR INFORMATION DISCLOSED BY SERVIER UNDER THIS AGREEMENT, AND THAT SERVIER SHALL NOT BE LIABLE FOR ANY DAMAGES WHATSOEVER RELATED TO THE USE OF ANY SUCH DATA OR INFORMATION BY EOS, ITS AFFILIATES AND ITS AND THEIR SUBLICENSEES. SERVIER AGREES AND ACKNOWLEDGES THAT THE THIRD PARTY PARTNER TO THE EXTENT SUCH THIRD PARTY PARTNER IS NOT AN

AFFILIATE OF EOS SHALL NOT BE LIABLE FOR ANY DAMAGES WHATSOEVER RELATED TO THE USE BY SERVIER, ITS AFFILIATES OR LICENSEES OF ANY DATA OR INFORMATION OF SUCH THIRD PARTY PARTNER AND MADE AVAILABLE TO SERVIER UNDER THIS AGREEMENT.

(c) THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATION OF LIABILITY.

13.5 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13.

14.	DISPUTE RESOLUTION.

14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2 Binding Arbitration. If the JEC is unable to resolve a given dispute referred to it pursuant to Section 2.8(b) within thirty (30) days following such referral of such dispute to the JEC, except for any Non-Arbitrable Disputes, either Party may have the given dispute settled by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The place of arbitration shall be Geneva, Switzerland and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

14.3 Non-Arbitrable Disputes. Any dispute with respect to which a Party has final decision-making authority pursuant to Section 2.8 or other provisions of this Agreement, or any dispute between the Parties to the extent relating to the validity, scope, enforceability, inventorship, or ownership of intellectual property rights (each, a “Non-Arbitrable Dispute”), shall not be subject to resolution by binding arbitration under Section 14.2 and instead shall be resolved in a court or governmental agency of competent jurisdiction located in Switzerland.

15.	MISCELLANEOUS

15.1 Entire Agreement; Amendments. This Agreement, including all Exhibits attached hereto as well the Clinical Supply Agreement, Quality Agreement, Safety Data Exchange Agreement when entered into, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Rights in Bankruptcy. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it upon such Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

15.3 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (as defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

15.4 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below. In the event of conflicting notices from Les Laboratoires Servier and Institut de Recherches Internationales Servier, the notice of Les Laboratoires Servier shall prevail.

If to EOS:	ETHICAL ONCOLOGY SCIENCE S.P.A.
Via Monte di Pietá, 1/A, 20121
Milan, Italy
Attention : Chief Executive Officer
FAX : + 39.02.87.39.16.17

with copy to :	Michael J. Kennedy, Esq.
Shearman & Sterling
San Francisco, CA

If to Servier:	LES LABORATOIRES SERVIER
50 rue Carnot
92284 Suresnes Cedex
France
Attention: Direction de la Coopération Scientifique
FAX : +33.1.55.72.39.00

with copy to :	LES LABORATOIRES SERVIER
50 rue Carnot
92284 Suresnes Cedex
France
Attention: Direction Juridique
FAX : +33.1.55.72.39.00

15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that Servier may make such an assignment without EOS’ consent to an Affiliate (which shall not relieve Servier of its obligations hereunder), and that either Party may make such an assignment without the other Party’s consent to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

15.10 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of Switzerland, without regard to conflicts of law rules.

15.12 Communications with Internal Counsel. In the course of the negotiation and implementation of this Agreement and the resolution of any disputes, investigations, administrative or other proceedings relating thereto, Servier will call upon the members of its internal legal department to provide advice to Servier and its directors, employees and agents on legal matters. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of law, EOS agrees not to request, produce or otherwise use any such communications between members of the Servier legal department and Servier directors, employees or agents in connection with any such disputes, investigations, administrative or other proceedings, to the extent such communications, if they had been exchanged between Servier and external attorneys, would have been covered by legal privilege and not discloseable.

15.13 Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. The official text of this Agreement and any Exhibits hereto, any notice given or accounts or statements required by this Agreement, and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

15.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

LES LABORATOIRES SERVIER		ETHICAL ONCOLOGY SCIENCE S.P.A.

By:	/s/ Dr Jean-Philippe Seta	By:	/s/ Mr. Silvano Spinelli
Name:	Dr Jean-Philippe SETA	Name:	Mr. Silvano SPINELLI
Title:	Proxy	Title:	Chief Executive Officer

By:	/s/ Mr. Christian Bazantay
Name:	Mr. Christian BAZANTAY
Title:	Proxy

INSTITUT DE RECHERCHES INTERNATIONALES SERVIER

By:	/s/ Dr. Emmanuel Canet
Name:	Dr. Emmanuel CANET
Title:	President R&D

List of Exhibits and Schedules

Exhibit 1.18	E-3810

Exhibit 1.32	EOS Know-How

Exhibit 1.33	EOS Patents

Exhibit 1.43	FTE Rate

Exhibit 3.2	Initial version of the Global Development Plan

Schedule 7.4 (c)	ADBK Actions

Exhibit 1.18

E-3810

The compound 6-({7-[(1-aminocyclopropyl)methoxy]-6-methoxyquinolin-4-yl}oxy)-

N-methylnaphthalene-1-carboxamide of formula (I):

and its pharmaceutically acceptable salts, esters, ethers, isomers, mixtures of isomers, complexes or derivatives.

Exhibit 1.32

EOS Know-How

1.	All Advenchen know how licensed to EOS pursuant to the “Advenchen Agreement”

2.	Copies of all file histories and related documentation (including attorney files) for the Patents identified in Exhibit 1.33.

3.	Description of the synthetic procedures explored by EOS during the process optimization for the preparation of the Compound and conclusions summarizing the rationale for the selection of the current GMP process.

4.	All reports of CMC studies Controlled by EOS relevant to the Compound (API and FP) . This includes without limitation the characterization of impurities, polymorphism studies and salt screening.

5.	Description of the analytical methods Controlled by EOS including all protocols and reports.

6.	All specifications, executed batch records and certificates of analysis, as applicable, for batches of Compound (API and FP) manufactured by EOS’ designees

7.	All protocols and results of stability studies conducted on the Compound (API and FP) by EOS’ designees

8.	In general, all Information Controlled by EOS that may be reasonably required for transferring the GMP manufacturing of API and FP to another manufacturing site.

9.	Protocols and Reports (or summary results for non GLP pharmacology experiments) of the non clinical pharmacology, safety, toxicology and pharmacokinetics studies Controlled by EOS.

10.	IMPD of E-3810 (all versions)

11.	Trial Master File (TMF) of the clinical study E-3810-I-01. Of note, the study is ongoing at the Effective Date and the complete TMF will be available later during the Term.

12.	Electronic CRFs and Database of the of the clinical study E-3810-I-01 (to be completed during the Term)

13.	In general, all Information Controlled by EOS that may be reasonably required for continuing the clinical development of the Compound.

Exhibit 1.33

EOS Patents

Patent Family EOS005

Assignee:	Advenchen Laboratories LLC
Title:	SPIRO SUBSTITUTED COMPOUNDS AS ANGIOGENESIS INHIBITORS
Priority Date(s):	14 March 2007, 4 June 2007, 23 February 2008
Priority App(s):	US Provisional Application No. 60/894,693 filed 14 March 2007;
US Provisional Application No. 60/941,699 filed 4 June 2007;
US Patent Application No. 12/036,245 filed 23 February 2008

Country	Application No.	Filing Date	Serial/Grant/ Reg. No.	Issue Date/ Publ. Date
PCT	PCT/US08/054817	24/02/08	WO 2008/112408 A1	Publ. 18/09/08
Australia	2008226667	11/09/09
Brazil	PI0808764-4	11/09/09
Canada	2,681,005	11/09/09	CA 2,681,005 A1	Publ. 18/09/08
Europe	08730590.0	22/09/09	EP 2125777 A1	Publ. 02/12/09
India	3236/KOLNP/2009	11/09/09
Israel	200854	10/09/09
Mexico	MX/a/2009/009843	11/09/09	MX 2009009843 A	Publ. 28/10/09
New Zealand	579619	11/09/09	579619	09/07/12
South Korea	2009-7019020	11/09/09	09-120483	Publ. 24/11/09

Patent Family EOS004

Assignee:	EOS ETHICAL ONCOLOGY SCIENCE S.p.A.
Title:	A PROCESS FOR THE PREPARATION OF 6-(7-((1-AMINOCYCLOPROPYL)METHOXY)-6-METHOXYQUINOLIN-4-YLOXY)-N-METHYL-1-NAPHTHAMIDE AND SYNTHETIC INTERMEDIATES THEREOF
Priority Date(s):	16 March 2009
Priority App(s):	Italian Patent Application No. MI2009A000397

Country	Application No.	Filing Date	Serial/Grant/ Reg. No.	Issue Date/ Publ. Date
China*	201080011948.7	15/09/11	CN 102356063A	Publ. 15/02/12
Europe	10712320.0	05/08/11	EP2408739 A1	Publ. 25/01/12
Italy	MI2009A000397	16/03/09	1393351	20/04/12
PCT	PCT/EP2010/001519	11/03/10	WO 2010/105761A1	Publ. 23/09/10

Exhibit 1.43

FTE Rate

FTE Rate is fixed at an initial rate of *** Euro (€***) per FTE per Calendar Year. Unless otherwise agreed between the Parties, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) in the Consumer Price Index in France of INSEE (“CPI”). The first revision of such FTE Rate shall take place on January 1st, 2014.

Exhibit 3.2

Initial version of the Global Development Plan

***

Schedule 7.4 (c)

ADBK Actions

Schedule 7.4 (c) - ADBK Actions

Advenchen will either (i) transfer all Patent (existing and future) rights licensed to EOS under the existing Advenchen/ EOS license (the “License Agreement”) in EOS’ licensed territory (the “EOS Licensed Patents”) to a newly formed entity or (ii) transfer out of Advenchen to a entity not a subsidiary of Advenchen all such Patent rights that are not EOS Licensed Patents. Such reorganized entity under either subclause (i) or (ii) is referred to as the “Ongoing Entity”. In each case, Advenchen shall represent it has no activity or liability other than as permitted below and otherwise satisfies the conditions stated below.

The organizational documents of the Ongoing Entity (whether structured as a limited liability Ongoing Entity, partnership, corporation or otherwise, the “Charter Documents”) shall contain the following provisions:1

1.	The Ongoing Entity’s sole business and activity shall be to hold the EOS Licensed Patents and other intellectual property licensed to EOS and to perform its obligations and exercise its rights under the License Agreement;

2.	The Ongoing Entity shall not transfer or otherwise license any assets of the Ongoing Entity except as, and to the extent, contemplated by the License Documents;

3.	The Ongoing Entity shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than any asset sale or transfer of ownership interests in the ordinary course of its business;

4.	The Ongoing Entity shall not (a) borrow money and issue evidences of indebtedness or secure the same by mortgage, pledge, letter of credit, or other lien on any assets of the Ongoing Entity, unless the creditor or holder thereof expressly agrees that upon the exercise of any of its rights or remedies all rights and remedies of EOS under the License Agreement will be unaffected and that such holder will not institute a bankruptcy proceeding against the Ongoing Entity or join in any petition seeking the same or (b) grant any guarantee, become obligated for or pay the debts of any person or hold the credit of the Ongoing Entity out as being available to satisfy the obligations of any other person (nor indemnify any person for losses resulting therefrom), or hold the Ongoing Entity out as responsible for the debts of any other person or for the decisions or actions with respect to the business and affairs of any other person, nor seek or obtain credit or incur any obligation to any third party based upon the creditworthiness or assets of any other person (i.e., other than based on the creditworthiness or assets of the Ongoing Entity) nor allow any person to do such things based on the credit of the Ongoing Entity;

5.	The Ongoing Entity shall at all times remain solvent and pay its debts and liabilities from its assets as the same shall become due;

6.	The Ongoing Entity shall not form, or cause to be formed, any subsidiaries;

[1]	For ease of exposition, the remainder of this Schedule 7.4 (c) assumes that the Ongoing Entity is structured as a limited liability company.

7.	The Ongoing Entity shall deposit any funds or payments received under the Agreement into a bank account only in the Ongoing Entity’s name and under its control. The Ongoing Entity shall maintain accurate records, books of account and financial statements disclosing that its assets are not available to pay creditors of any of its affiliates;

8.	The Ongoing Entity shall file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and shall pay any taxes so required to be paid under applicable law.

9.	The directors shall hold appropriate meetings to authorize all of the Ongoing Entity’s corporate actions, which meetings may be held by telephone conference call;

10.	The Ongoing Entity shall pay its own liabilities and expenses out of its own funds as the same shall become due;

11.	The Ongoing Entity shall hold itself out as a separate legal entity;

12.	The Ongoing Entity shall maintain its valid existence under the laws of the [State of Delaware], and take reasonable efforts to remain in good standing;

13.	The Ongoing Entity shall have its own directors, including an Independent Director at all times who will be appointed by EOS as a member of the Board of Directors of the Ongoing Entity. The Independent Director can only be removed or replaced by EOS. In addition, the Ongoing Entity shall create a special membership interest and issue such interest (the “Special Interest”) to EOS. The Special Interest shall not be redeemable, but shall have no economic, informational, voting or other rights, except for the voting rights specified below;

14.	The Ongoing Entity shall act solely in its corporate name and through its duly authorized directors, officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity or assets with which they are concerned. Without limiting the generality of the foregoing, all written and oral communications, including without limitation letters, invoices, purchase orders, contracts, statements and loan applications, shall be made solely in the Ongoing Entity’s own name;

15.	The Ongoing Entity shall direct creditors of the Ongoing Entity to send invoices and other statements of account of the Ongoing Entity directly to the Ongoing Entity and not to any affiliate and cause the affiliates to direct their creditors not to send invoices and other statements of accounts of such affiliate to the Ongoing Entity;

16.	The Ongoing Entity shall pay from its own bank accounts for accounting and payroll services, rent, lease and other expenses (or the Ongoing Entity’s allocable share of any such amounts provided by one or more other affiliates) and not have such operating expenses (or the Ongoing Entity’s allocable share thereof) paid by any affiliate;

17.	The Ongoing Entity’s resolutions, agreements and other instruments shall be maintained by it as official records, separately identified and held apart from the records of any affiliate;

18.	The Ongoing Entity shall grant a first priority lien on the EOS Patents that it holds in order to secure EOS’ damages in the event that the License Agreement is terminated other than for EOS’s breach and EOS’ rights and licenses under such EOS Patents are not maintained.

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Notwithstanding any other provision that otherwise so empowers the Ongoing Entity, any member of the Ongoing Entity (other than the Special Member), the Board, any Officer or any other Person, neither the members nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Ongoing Entity, without the prior unanimous written consent of the Special Member and the Board (including the Independent Director), to modify the Charter Documents or take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is the Independent Director then serving in such capacity and it has given such Independent Director and the Special Member at least 30 days prior notice thereof. For purposes of the foregoing, “Material Action” means to consolidate or merge the Ongoing Entity with or into any Person, or sell all or substantially all of the assets of the Ongoing Entity (other than to a Qualifying Person), or to institute proceedings to have the Ongoing Entity be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Ongoing Entity or file a petition seeking, or consent to, reorganization or relief with respect to the Ongoing Entity under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Ongoing Entity or a substantial part of its property, or make any assignment for the benefit of creditors of the Ongoing Entity, or admit in writing the Ongoing Entity’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Ongoing Entity. For the purposes hereof, a “Qualifying Person” means any Person that has expressly affirmed all of EOS and its sublicensees’ right under the License Agreement and that has instituted, with respect to the EOS Licensed Patents the procedures specified herein prior to any merger with or transfer to such person and any pharmaceutical company with gross revenue in excess of $500,000,000.

The Independent Director shall not have any fiduciary duties to the members, any Director or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law,[ including Section 18-1101(e) of the Act], an Independent Director shall not be liable to the Ongoing Entity, the members or any other Person bound by the Charter Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct. All right, power and authority of the Independent Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth herein. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Ongoing Entity. Notwithstanding any other provision of this Agreement, the bankruptcy of a member shall not cause such member to cease to be a member of the Ongoing Entity and upon the occurrence of such an event, the Ongoing Entity shall continue without dissolution.

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